Exhibit 10.40

MANAGEMENT AGREEMENT

FOR

WAIKIKI BEACH WALK® - RETAIL

THIS MANAGEMENT AGREEMENT (this “Agreement”) is executed effective as of November 1, 2007 (the “Commencement Date”), by and between ABW HOLDINGS LLC, a Delaware limited liability company (“Owner”), and RETAIL RESORT PROPERTIES LLC, a Hawaii limited liability company (“Manager”).

BACKGROUND

Owner is the owner of those certain commercial properties of the Waikiki Beach Walk® project described in Exhibit A attached hereto and made a part hereof, together with all entrances, exits, rights of ingress and egress, easements and appurtenances related to those properties (such commercial properties being collectively called the “Property”).

Owner desires to obtain the benefits of Manager’s experience in the management and operation of commercial properties, including retail and restaurant operations, with responsibilities for managing, operating, maintaining and servicing the Property and for the performance of all obligations of Owner relating thereto as landlord under all present and future tenant leases or subleases and other related contracts, including any and all development agreements, permits, approvals and certificates of occupancy relating to the Property.

Manager is willing to perform such services with regard to the management, operation, maintenance and servicing of the Property and such obligations of Owner relating thereto.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the terms, covenants and conditions contained in this Agreement, Owner and Manager hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions, As used in this Agreement, the following terms and phrases are either defined below or defined where indicated:

“Affiliate” when used with reference to a specified Person, (a) any Person that directly or indirectly controls or is controlled by or is under common control with the specified Person; (b) any Person that directly or indirectly is the beneficial owner or possesses voting power of fifty percent (50%) or more (directly or indirectly) of any class of equity securities of the specified Person; and (c) any Person, of which the specified Person is directly or indirectly the beneficial owner or possesses voting power of fifty percent (50%) or more of any class of equity securities.

“Annual Budget” means the Annual Operating Budget of Owner, which is the annual operating and capital budget for the Property for the upcoming Fiscal Year adopted by Owner’s Super majority Consent, which sets forth the expected operating and capital expenditures and activities (including a set of leasing criteria, a description of any capital activities or expenditures planned for the upcoming Fiscal Year, and Property Expenses) of Owner for the upcoming year and the financial implications of such activities.

“Annual Financial Statements” is defined in Section 4.9g.

“Bank Accounts” is defined in Section 6.1.

“Business Day” shall mean each day banks in the State of Hawaii are open for business, but not Saturdays or Sundays.

“Commencement Date” is defined in the introductory paragraph.

“CPI” is defined in Section 3.5.

“FF&E Replacements” shall mean the replacement of and additions to the furniture, fixtures and equipment for the Property, including common area furnishings, office furniture and equipment, art work, carpeting, computers and electronic data processors used solely in connection with the Property, telephones, televisions, radios and signs.

“Fiscal Year” shall mean each calendar year during the Term, and shall include any and all full and partial Fiscal Years.

“Force Majeure” means war, act of terrorism, hurricane, tsunami, earthquake, fire, flood, explosion, strike, lockouts, labor troubles materially affecting Manager’s ability to obtain sufficient qualified workers or materials, failure of power or other utility service for a period of more than 72 consecutive hours, riots, insurrection, unavoidable accident, civil disturbance, act of public enemy, embargo, war, catastrophic act of God, or any outbreak of disease. A Force Majeure shall be deemed to have commenced as of the first day of the month in which Manager notifies the Owner that such an event has occurred based on the occupancy reports published by Smith Travel Research indicating a reduction in the average monthly occupancy for hotels located in Waikiki, Hawaii, during such month by more than twenty (20) percentage points from the Base Period Occupancy. “Base Period Occupancy” means the average monthly occupancy for the same monthly period in the immediately preceding three (3) years. Manager shall notify Owner in due course upon the commencement of a Force Majeure event. A Force Majeure event shall be deemed terminated on the last day of the first month (after such Force Majeure event has occurred) in which the average reported monthly occupancy for Waikiki, Hawaii is reported by Smith Travel Research to be within ten (10) percentage points of the Base Period Occupancy. If Smith Travel Research ceases to publish such statistics, then such reduction in occupancies shall be determined by reference to any successor published report mutually acceptable to the parties. If there is no successor published report, then a new standard shall be substituted by agreement of the parties or arbitration.

“including” shall mean “including without limitation,” unless otherwise expressly stated.

“Lender” means the holder of the promissory note evidenced by the Loan Documents.

“Loan Documents” means those certain loan documents evidencing that certain loan in the amount of $150,000,000.00 secured by that certain Mortgage, Assignment of Leases and Rents, Security Agreement, Financing Statement and Fixture Filing, recorded in the Bureau of Conveyances of the State of Hawaii as Document No. 2007-029365 and in the Office of the Assistant Registrar of the Land Court of the State of Hawaii as Document No. 3561426, and duly noted on Certificate of Title No. 845,798, as amended by that certain First Amendment to Mortgage and Loan Documents dated October 31, 2007, recorded in the Bureau of Conveyances of the State of Hawaii as Document No. 2007-      and in the Office of the Assistant Registrar of the Land Court of the State of Hawaii as Document No.     , and duly noted on Certificate of Title No. 845,798.

“Management Fee” is defined in Section 5.1.

“Marketing Plan” is defined in Section 4.4.

“Monthly Financial Statements” is defined in Section 4.9f.

“Net Revenues” means all Property Revenues excluding, however:

a. federal, state and municipal excise, sales and use taxes collected directly from users or as a part of the sales price of any goods, services or displays, such as gross receipts (general excise) or similar or equivalent taxes;

b. proceeds of claims under any insurance policies, except for proceeds under any business interruption insurance;

c. gains arising from the sale or other disposition of capital assets;

d. any reversal of any contingency or tax reserves;

e. any proceeds from sales of any of the Owner’s real or personal property, including any proceeds resulting from condemnation proceedings or the threat of condemnation;

f. any interest earned on any surplus funds held for Owner pursuant to Section 6.4;

g. any payments made by Owner to Manager, whether for Owner’s Expenses or Working Capital; and

h. any other reasonable exclusions as are mutually agreed upon in writing by Owner and Manager from time to time.

“Owner’s Consent” means a written consent signed by a majority (that is, at least three (3)) of the members of Owner’s Board of Directors, other than any Independent Director(s). As of the date of this Agreement, the members of Owner’s Board of Directors, who are not Independent Directors, are: W. David P. Carey III, Melvyn M. Wilinsky and Melvin Y. Kaneshige, all of whose addresses are 2375 Kuhio Avenue, Honolulu, Hawaii, 96815, and John W. Chamberlain, whose address is 11455 El Camino Real, Suite 200, San Diego, CA 92130. Owner shall notify Manager upon any change in the member of Owner’s Board of Directors.

“Owner’s Supermajority Consent” means a written consent signed by all members of Owner’s Board of Directors other than the Independent Director(s). As of the date of this Agreement, there is one Independent Director: Ronald I. Simon.

“Owner’s Expense” or “Owner’s Expenses” means any and all expenses paid for by Owner from Owner’s own funds on a cash basis and not from the Bank Accounts (unless otherwise expressly allowed herein), which shall not be a Property Expense.

“Person” means any individual, partnership, limited liability partnership or company, corporation, trust, estate, association, governmental agency, regulatory authority or other entity of any kind or nature whatsoever.

“Prime Rate” means the rate of interest reported in The Wall Street Journal as the “Prime Rate” in its general guide to money rates and described as the base rate on corporate loans at large U.S. money center commercial banks, it being understood that such rate is a reference rate, not necessarily the lowest, which serves as the basis upon which effective rates of interest are calculated for obligations making reference thereto. In the event this rate is reported as a range of rates, the rate used for purposes of this Agreement shall be the highest rate reported. In the event the interest rate index stated above ceases to be available, Manager may substitute any similar index, whether or not reported in The Wall Street Journal, and Manager’s selection shall be conclusive and binding on Owner. In such event, and until Manager selects a substitute index, interest shall accrue at the rate in effect at the time the index was determined to be unavailable.

“Property” is defined above under BACKGROUND.

“Property Documents” shall mean all present and future Tenant Leases and other contracts relating to the Property, including any and all documents for the condominium property regimes referenced in Exhibit A attached hereto and made a part hereof, development agreements, permits, approvals, certificates of occupancy, utility contracts, and warranties, guaranties and service contracts relating to the maintenance and operation of the Property.

“Property Expense” is defined in Section 8.1.

“Property Revenues” means all revenues and income of any kind derived directly or indirectly from the Property, whether on a cash basis or on credit, paid or unpaid, collected or uncollected, determined in accordance with generally accepted accounting principles on an accrual basis (except as to percentage rent payments made by tenants under Tenant Leases, which shall be determined on a cash basis), including all minimum and percentage rent payments made by tenants under Tenant Leases and all revenues and income from the Property’s parking facilities.

“Services” is defined in Section 4.1.

“Tenant Leases” means any and all tenant leases or subleases for a space in the Property.

“Working Capital” is defined in Section 7.1.

ARTICLE II

TERM

2.1 Term. The “Term” of this Agreement shall commence on the Commencement Date and shall continue until the first to occur of (a) close of business on December 31, 2011, or (b) the date Owner ceases to be the owner of the Property, or (c) the date on which WBW Retail LLC, a Hawaii limited liability company ceases to be the Managing Member of ABW Lewers LLC, a Hawaii limited liability company (“ABW Lewers”), unless this Agreement is sooner terminated in accordance with the provisions hereof.

ARTICLE III

AUTHORITY OF MANAGER

3.1 Manager’s Authority. Owner engages Manager to be the sole and exclusive third-party manager and operator of the Property, to manage and operate the day-to-day activities of the Property upon the terms, provisions, and conditions of this Agreement. Except as otherwise provided in this Agreement, including the limitations set forth in Section 3.2 below, Manager shall have the authority and duty to manage and oversee the operation, direction, maintenance, management, and supervision of the Property, including (subject to the provisions of Section 3.2, below) the following rights, authority, and power:

a. either by itself or as part of an association or associations, to negotiate, execute (in the name of Owner) and administer, as Owner’s agent, such reasonable Property Documents, in the name of and at the expense of Owner, as may be reasonably necessary or advisable in connection with the operation of the Property, Owner hereby agreeing to execute any such Property Documents upon the request of Manager;

b. to determine the rules and regulations with respect to all phases of advertising, promotion and publicity relating to the Property, subject to Owner’s Consent of the Marketing Plan as set forth in Section 4.4;

c. to determine labor policies, including wage rates, the hiring and discharging of employees and the installation and enrollment of employees in employee retirement, pension, medical, health, life insurance and similar employee benefit plans, at Manager’s discretion (which plans may be joint plans for the benefit of employees of other properties owned and/or operated by Manager or its Affiliates), and all employer contributions to such plans, along with administrative expenses incurred in connection therewith, shall be Property Expenses;

d. to purchase and contract for goods, supplies and services for the Property from Manager or any of Manager’s Affiliates upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any such party. Manager may negotiate itself, or may pay to an Affiliate a fee for the negotiation of, contracts for the direct purchase from independent suppliers of goods, supplies and/or services so long as the terms and conditions are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any such party. All costs incurred by Manager or its Affiliates under this Section are to be charged to the operation of the Property. Without limiting the generality of the foregoing and subject always to the other provisions of this Section 3.1.d, Manager may retain an Affiliate as a consultant to perform technical services in connection with the maintenance, repairs or other capital improvements to the Property; and

e. to provide the Services set forth in Article IV.

3.2 Limitations on Manager’s Authority.

a. Notwithstanding anything to the contrary contained in this Agreement, including, particularly, the provisions of Section 3.1 above, or anything implied therein or thereby:

(i) Each of the following actions requires an Owner’s Consent:

(a) legal proceedings in connection with the Property which do not result from the ordinary course of Property operations (which ordinary course of Property operations includes collections and enforcement of Tenant Leases); and

(b) the general manager of the Property.

(ii) Manager is entitled to receive the fees, costs and reimbursements of expenses as set forth under this Agreement.

b. In addition to the foregoing limitations and restrictions, Owner shall have the right to approve, through an Owner’s Supermajority Consent:

(i) (A) the expenditure of any monies that are not specified in the approved Annual Budget and (B) Manager shall not take any action or expend any funds if such action or expenditure is contrary to, or inconsistent with, the approved Annual Budget. The approved Annual Budget applicable to Fiscal Year 2007 is attached hereto as Exhibit B;

(ii) Manager engaging in any business or activity on behalf of Owner other than as described in this Agreement or that is inconsistent with the approved Annual Budget;

(iii) use of cash receipts for the repayment of any indebtedness in excess of regularly scheduled debt service payments or payments required under the Loan Documents, as set forth in Exhibit C attached hereto and made a part hereof;

(iv) decisions or actions (including executing leases or amendments to leases) affecting tenants of spaces in the Property for premises in excess of 5,000 rentable square feet or entering into any leases on terms that are inconsistent with those terms set forth in the approved Annual Budget;

(v) entering into any contract or causing Owner to be obligated for any obligation which (1) in the aggregate, is greater than $750,000 or (2) is entered into with an Affiliate of Manager, and, in either case, which is not identified (as to nature and amount) in the approved Annual Budget;

(vi) the sale, disposition, exchange, condemnation or other governmental taking, financing, refinancing or other transfer of any substantial portion of the Property;

(vii) the entering into of any property management agreement, listing agreement, or development agreement for the Property; and

(viii) causing Owner, while the controlling member of any Association of Apartment Condominium Owners, to vote in favor of any contract by the Association that is not customary or not made in the ordinary course of business with any Affiliate of Manager, the Association, or any member of the Association, or to vote in favor of any change in the established percentages of common cost sharing ratios for any condominium property regime or apartment thereunder.

3.3 Excuse from Operations. Notwithstanding anything in this Agreement to the contrary:

a. Neither party shall be liable to the other in damages nor shall this Agreement be terminated nor a default be deemed to have occurred because of any failure to perform hereunder caused by a Force Majeure;

b. Manager shall be excused from its obligation to operate the Property pursuant to this Agreement (i) to the extent and whenever Manager is prevented from compliance by Force Majeure events; (ii) to the extent of any breach by Owner of any provision of this Agreement, including a breach of Owner’s obligations under Sections 7.1 or 7.2 below; and (iii) to the extent and whenever there is herein provided a limitation upon Manager’s ability to expend funds in connection with the Property (e.g., the limitation set forth in Section 9.2 below regarding monies available for FF&E Replacements). It is expressly agreed and understood that each and every provision of this Agreement pursuant to which Manager is excused from its obligation to operate the Property shall operate without prejudice to any other rights and remedies of Manager (including the right of Manager to terminate this Agreement) under this Agreement.

3.4 Employees. It is anticipated that all personnel employed by Manager for the management of the Property shall be the employees of Manager and not of the Owner; provided, however, that, as between Owner and Manager, Owner shall nevertheless be responsible for payment of the wages and benefits (including payroll taxes, general excise taxes, if any, and cost of employee benefits) of all such employees, including the general manager of the Property, the general manager’s administrative assistant and any and all other employees of Manager who provide Services pursuant to this Agreement.

3.5 Annual Budget. Manager shall, not later than November 1 of each Fiscal Year, prepare an estimate of operating revenues and expenses (including Property Expenses) and projected capital expenses for the Property for the next ensuing Fiscal Year for use by Owner in adopting the Annual Budget; provided that the parties agree that the initial approved Annual Budget, which includes the 2007 Fiscal Year, has already been approved by the parties. Within thirty (30) days after receiving a proposed Annual Budget from the Manager, Owner shall either approve by Owner’s Supermajority Consent the proposed Annual Budget or convey its disapproval in writing to Manager, together with detailed reasons therefor. If Owner does not approve by Owner’s Supermajority Consent Manager’s estimated operating revenues and expenses (including Property Expenses) and projected capital expenses for the Property as the Annual Budget, or if Owner and Manager are unable to reach agreement with respect to individual expense items in the Annual Budgets for a particular Fiscal Year, the Annual Budgets shall be implemented for such Fiscal Year with respect to expense items that are not in dispute, and expense items in dispute shall be kept at the same level of such expense items for the previous Fiscal Year, adjusted, however, by any increase, if any, in the Consumer Price Index of the Bureau of Labor Statistics of the U.S. Department of Labor for Urban Wage Earners and Clerical Workers, All Items, All Urban Areas (1982-84=100) (the “CPI”), from the first day of the previous Fiscal Year. Until Owner so approves the Annual Budgets, the Manager will continue to operate the Property in accordance with this Agreement and the last approved Annual Budget but shall not make any expenditures or incur obligations not previously approved in the last approved Annual Budget without the approval of Owner by Owner’s Supermajority Consent or until such time as a new Annual Budget has been approved by Owner’s Supermajority Consent.

3.6 No Reliance on Projections. Owner hereby represents that in entering into this Agreement Owner has not relied, and agrees that in the future it will not rely, on any budgets, projection of earnings, statements as to the possibility of future success or other similar matter, including the Annual Budgets (collectively, “Projections”), which may have been or may hereafter be prepared by Manager. Owner hereby acknowledges and agrees that the Projections are good faith estimates only and that unforeseen circumstances may make adherence to the Projections impracticable, and that any use of the Projections by Owner shall be subject to this understanding.

ARTICLE IV

SERVICES, BOOKS, RECORDS AND REPORTS

4.1 Generally. Notwithstanding anything to the contrary contained in this Agreement, and without limiting the generality of Section 3.1 above, Manager shall provide the services described in this Agreement (collectively, the “Services”), including this Article IV, either itself, or by a third party upon the terms and conditions set forth in this Agreement, including in accordance with the approved Annual Budget.

4.2 Marketing and Leasing of Property, Manager shall market and lease any portions of the Property that are vacant, from time to time, as follows:

a. Determine tenant space layouts, tenant mix, tenant amenities, tenant services, rents, duration of Tenant Leases, and other matters relevant to obtaining full occupancy of the Property. Manager shall establish the rental rates for the spaces in the Property after consultation with Owner;

b. Obtain and negotiate lease proposals from prospective tenants and obtain Owner’s execution and delivery of Tenant Leases and amendments thereto acceptable to Manager. Owner shall refer all inquiries concerning the rental of spaces in the Property to Manager, and Manager shall review all matters relating to Tenant Leases with Owner, upon Owner’s request, from time to time;

c. Engage the services of other real estate brokers to lease vacant spaces in the Property from time to time; and

d. Plan and implement activities related to the marketing and leasing of the Property.

4.3 Tenant Lease Services. Manager shall be responsible for all matters with regard to all Tenant Leases, including responsibility to:

a. Coordinate improvement work with tenants and their respective architects and contractors to minimize disruption to the normal operation of the Property and the inconvenience to invitees, shoppers and other tenants;

b. Coordinate and oversee moving-in and moving-out of tenants and minimize the disruption to the normal operation of the Property and the inconvenience to invitees, shoppers and other tenants; and

c. Maintain and enforce tenants’ compliance with their respective Tenant Leases, including payment of rent and other charges, insurance requirements, store signage, submission of reports and adherence to rules and regulations relating to the Property.

4.4 Marketing of Property and Tenants. Manager, as part of the materials delivered to Owner in connection with Owner’s adoption of the Annual Budget, shall develop a marketing plan to increase awareness of and to stimulate shopping traffic to the Property and its tenants (the “Marketing Plan”). The Marketing Plan shall include Manager’s proposals for advertising, promotions and public relations, including creative materials; advertising media placements and schedules for visitor trade publications, newspapers, television, radio and other advertising venues; and special promotional and cultural events and activities.

4.5 Construction Management. If agreed to by Owner and Manager, Manager shall (a) oversee any build-out work to be done by Owner pursuant to a Tenant Lease or monitor tenant improvement work for general compliance with plans and specifications approved by Owner’s Consent, and (b) act as Owner’s representative with respect to the contractor for such work. If Manager hires third parties to perform the foregoing services, the fees, costs and expenses charged by such third parties shall be an Owner’s Expense; however, any such third party charges must be pre-approved by Owner’s Supermajority Consent unless included in the approved Annual Budget.

4.6 Management and Maintenance of Property. Manager shall provide a general manager (who need not be full-time) and maintenance personnel and shall provide management and maintenance services for the Property and all of its appurtenances on an as-needed basis as reasonably determined by Manager.

4.7 Parking Administration. Manager shall oversee and shall provide adequate personnel to operate the Property’s parking facilities.

4.8 Information Services. Manager shall provide necessary remote and/or on-site computer facilities to support management and accounting functions for the Property. Manager shall provide appropriate staffing to coordinate and plan for telecommunications equipment and service needs for the Property, and to interface with vendors of such equipment and services for both acquisition and maintenance purposes. Manager shall have the right to make modifications or replacements to such computer facilities as are reasonably necessary for the efficient operation and management of the Property.

4.9 Financial Services. Manager shall provide its, or shall arrange to provide a, complete system of financial services, including general accounting, credit and collections, accounts receivable, accounts payable and payroll, utilizing Manager’s or a third party’s financial staff and computer equipment, including the following:

a. Billing and Collection of Rents. Inform and bill tenants for rent and other Tenant Lease charges in accordance with the requirements of their respective Tenant Leases and collect and deposit Tenants’ rent (including payments for common area charges) and other cash receipts in the Bank Accounts;

b. Collection of Delinquent Rents; Legal Enforcement. Establish procedures for and follow up on delinquent accounts or defaulting tenants, and if such efforts are not successful, institute legal action and engage legal counsel to enforce payment of rent or for summary possession. Manager shall have the right, power and authority, on behalf of Owner, to compromise and settle disputes with tenants involving setoffs or damage claims;

c. Process Invoices. Process vendor and contractor invoices, statements and billings for payment;

d. Books and Records. Manager shall keep or cause to be kept for Owner’s account complete and adequate books of account and other records reflecting the operations of the Property, on an accrual basis (except as to percentage rent payments made by tenants under Tenant Leases, which shall be determined on a cash basis), in accordance with generally accepted accounting principles. Manager shall have the right to make such modifications in its accounts as are consistent with Manager’s standard practices in accounting for the operations of properties managed and/or owned by Manager. The books and records of the Property shall be maintained in Manager’s central offices or such other place as Manager may designate from time to time. Owner shall have the right, at any time following 24 hours’ written notice, and at its sole cost and expense and as an Owner’s Expense, to inspect, copy, and audit the books and records of the Manager, which shall make all such books and records available to the Owner and its auditor at Manager’s main office and shall otherwise cooperate with and assist the Owner with respect to any such inspection, copying, or audit;

e. Audits. Manager shall have the right to implement such audit and other accounting controls as it reasonably deems necessary or desirable. Manager will give its full assistance to Owner’s certified public accountants with respect to such annual audit. Upon any termination of this Agreement, all books and records relating to the Property shall be retained by Owner, and Owner shall maintain and make available such books and records to Manager at all reasonable times for inspection, audit, examination and transcription for a period of three (3) years after the date of termination of this Agreement;

f. Monthly Statements. Within twenty-five (25) days after the end of each calendar month during the Term, Manager shall submit to Owner a financial statement showing the results of operations of the Property for such month, together with the results of operation for the period from the beginning of the Fiscal Year to the end of such month, and a comparison with the approved Annual Budget for the current Fiscal Year (the “Monthly Financial Statement”). The Monthly Financial Statement shall include a current rent roll, tenants’ cash receipts and percentage rents, unpaid and prepaid rents and other charges, an aging report, common area maintenance charges and a narrative report explaining any variances from the approved Annual Budget;

g. Annual Statements. Within sixty (60) days after the end of each Fiscal Year, Manager shall submit to Owner a statement of operations for the Property (including a statement of financial position and reconciliations of common area maintenance charges in accordance with the requirements of Tenant Leases, based on operating expense data and financial statements), providing comparison with the approved Annual Budget for the current Fiscal Year (the “Annual Financial Statement”); and

h. Additional Accounting Services. Manager shall, at Owner’s Expense, provide such other accounting and reporting services as may be appropriate for the efficient operation of the Property and to meet Owner’s accounting and reporting requirements set forth in the Loan Documents, which requirements are set forth in Exhibit C; however, such Owner’s Expense must be pre-approved by Owner’s Supermajority Consent unless included in the approved Annual Budget.

4.10 Personnel Services. Manager shall supervise, hire, discharge, monitor and manage an adequate staff, and shall administer and determine all salaries, employee benefits, training and other programs for such staff.

4.11 Security Services. Manager shall provide or shall arrange for security services for the Property, including periodic patrols, inspections, investigation of claims and emergency response services in case of major incident (such as fire or natural disaster).

4.12 Risk Management Services, Manager shall provide, at Owner’s Expense, risk management services, including the provision of insurance as required under Article X below and administration and control of insurance claims and other losses to the Property; however, such Owner’s Expense must be pre-approved by Owner’s Supermajority Consent unless included in the approved Annual Budget.

4.13 Service Expenses. The Services provided by Manager under this Agreement, together with State of Hawaii general excise taxes, if any, thereon, shall be paid for by Owner as Property Expenses and shall be included in the services covered by the Management Fee, except as otherwise expressly set forth elsewhere in this Agreement and as follows:

a. The commissions to Manager and to other real estate brokers and consultants to lease vacant spaces in the Property shall be in addition to the Management Fees and paid in accordance with Section 4.14 and shall be an Owner’s Expense.

b. Owner shall compensate Manager for its construction management services described in Sections 4.3a and 4.5 in an amount equal to five percent (5%) of the respective construction contract, which compensation shall be in addition to the Management Fees and shall be an Owner’s Expense. If a third party provides such construction management services, the fees, costs and expenses charged by such third party shall be paid for by Owner as an Owner’s Expense; however, such Owner’s Expense must be pre-approved by Owner’s Supermajority Consent unless included in the approved Annual Budget. If both Manager and a third party provide such services, the total aggregate compensation will not exceed the maximum which may be charged by Manager pursuant to this paragraph.

c. If Manager implements the Marketing Plan, Manager’s compensation for such implementation shall be included in the Management Fee. If a third party implements the Marketing Plan, the fees, costs and expenses charged by such third party shall be paid for by the tenants as part of a Promotion Fund under their Tenant Leases, or if the tenants do not pay for the same, Owner shall pay for the same as an Owner’s Expense; however, any such third party charges which are not paid through a Tenant Promotion Fund must be pre-approved by Owner’s Supermajority Consent unless included in the approved Annual Budget.

d. All wages and benefits for the general manager and the general manager’s administrative assistant, to the extent such employees provide Services in accordance with this

Agreement, shall be a Property Expense. If Manager hires third parties for additional maintenance services (such as for the holiday season) under Section 4.6, the fees, costs and expenses charged by such third parties shall be paid for by the tenants under their Tenant Leases, or if the tenants do not pay for the same, Owner shall pay for the same as an Owner’s Expense; however, any such third party charges which are not paid by the tenants under their Tenant Leases must be pre-approved by Owner’s Supermajority Consent unless included in the approved Annual Budget.

e. The cost and expenses incurred for the operation of the parking facilities under Section 4.7 shall be an Owner’s Expense (although Manager’s oversight of the parking operations is a service covered by the Management Fee).

f. The compensation to Manager for the information services provided by Manager under Section 4.8 shall be in addition to the Management Fees and shall be an Owner’s Expense to the extent pre-approved by Owner’s Supermajority Consent or included in the approved Annual Budget. If Manager hires third parties for information services under Section 4.8, the fees, costs and expenses charged by such third parties shall be an Owner’s Expense; however, any such third party charges must be pre-approved by Owner’s Supermajority Consent unless included in the approved Annual Budget.

g. If Manager hires third parties for certain unanticipated or additional services, including any additional supervisory services under Section 4.11, services from an Affiliate of Manager and services to enforce tenants’ compliance with their respective Tenant Leases, any fees, costs and expenses charged by such third parties shall be an Owner’s Expense if pre-approved by Owner’s Supermajority Consent or included in the approved Annual Budget.

h. The cost of any audit or any accounting services under Section 4.9 that are outside of the normal course of business shall be an Owner’s Expense if pre-approved by Owner’s Supermajority Consent or included in the approved Annual Budget.

i. The compensation to Manager for the risk management services provided by Manager under Section 4.12 shall be in addition to the Management Fees and shall be an Owner’s Expense to the extent pre-approved by Owner’s Supermajority Consent or included in the approved Annual Budget. All expenses for insurance premiums and deductibles, real property taxes and any contests related thereto, and Waikiki Business Improvement District assessments and any contests related thereto shall, to the extent not reimbursed by the tenants under Tenant Leases, be Owner’s Expenses if pre-approved by Owner’s Supermajority Consent or included in the approved Annual Budget.

j. In addition to the Management Fees and the fees set forth above, and as an Owner’s Expense, Manager shall be compensated by Owner for any time expended by Manager in connection with (1) any casualty, injury, lawsuit, claim, emergency service, hearing, or any other proceeding relating to the Property; provided, however, that Manager shall first obtain Owner’s Supermajority Consent to expend such time (except as set forth in Section 3.2a(i)(a)), and if Owner fails or refuses to timely give Owner’s Supermajority Consent, Owner shall indemnify, defend and hold Manager harmless in connection therewith, (2) any special audit, accounting, reporting, or consulting services, and (3) any other special services relating to the Property which Owner requests Manager to perform, and Manager shall be reimbursed for its out of pocket expenses incurred in connection with any sale, due diligence, or exchange process relating to the Property.

4.14 Real Estate Commissions. Manager hereby represents to Owner that it or its sole member, Outrigger Hotels Hawaii, is a real estate broker licensed in the State of Hawaii, and Manager or its sole member shall receive a commission from Owner as an Owner’s Expense for any new leases and renewals or extensions of Tenant Leases presented by Manager and accepted by Owner during the Term, regardless of whether the commencement date of the Tenant Leases is during the Term. For each new Tenant Lease, the commission shall be an amount equal to two (2) months of net minimum rent payable under the applicable Tenant Lease. For a renewal or extension of each existing Tenant Lease, the commission shall be an amount equal to one (1) month of net minimum rent payable under the applicable Tenant Lease. Such commissions shall be due and payable as follows: (a) for new leases, one-half upon full execution and delivery of the applicable new Tenant Lease and one-half upon the opening for business by such Tenant; and (b) for a renewal or an extension of an existing Tenant Lease, upon confirmation of the applicable renewal or extension of the existing Tenant Lease. Any commissions payable to real estate brokers and consultants other than Manager or its sole member in connection with any Tenant Lease shall be negotiated by Manager or its sole member with such brokers and consultants and shall be included in the commission otherwise payable to Manager or its sole member. Any commissions that exceed the commission set forth above in this Section shall be subject to Owner’s Supermajority Consent.

4.15 Net After Taxes. All fees, payments, and reimbursements under this Agreement shall be net after general excise tax, sales taxes and other charges or assessments payable by Manager on any specific payment, but not including any other income tax.

4.16 Payment for Services. On or before the fifth (5th) Business Day of each calendar month during the Term, Manager shall be paid all fees and expenses for or in connection with the Services (whether provided by Manager or through a third party provider), together with general excise tax imposed thereon, if any, for the preceding calendar month, as then estimated by Manager. If such estimated amounts paid to Manager prove to be different from the amounts shown on the Monthly Financial Statement subsequently delivered by Manager to Owner, the installments for that month shall be recomputed on the basis of such statement and appropriate adjustments shall be made in the estimated amount due for the next succeeding month(s) (without consideration of interest on any overpayment or underpayment). Within thirty (30) days after Manager has furnished Owner with the Annual Financial Statement, Service fees and expenses for such Fiscal Year shall be adjusted and paid or credited as appropriate (without consideration of interest on any overpayment or underpayment).

4.17 Annual Accounting. For all of the Services described in Article IV, Manager agrees to provide at Manager’s expense an annual accounting of the allocation made for each Service. Such annual accounting will include a description and amount of the charges incurred for each Service category.

ARTICLE V

MANAGER’S FEES

5.1 Management Fee. For the period from the Commencement Date, and for each Fiscal Year or portion of a Fiscal Year thereafter during the remainder of the Term, Manager shall be paid, for its management services hereunder, a “Management Fee” equal to three percent (3%) of Net Revenues, payable in monthly installments. The Management Fee shall be net to Manager (other than any income tax obligation associated therewith) and shall not include the Property Expenses incurred in connection with the Services nor any taxes assessed in connection with the Property Expenses.

5.2 Payments to Manager. On the fifth (5th) Business Day of each calendar month following the Commencement Date, Manager shall be paid an amount equal to the Management Fee payable for that month (with the Management Fee for the first partial calendar month of the Term being prorated), as shown on the Annual Budget, along with any amounts due Manager under Article IV of this Agreement. Manager may pay the Management Fee from the Bank Accounts, prior to payment of any Property Expenses or Working Capital reserves. If the estimated amounts paid to Manager shall prove to be different from the amounts shown on the Monthly Financial Statement subsequently delivered by Manager to Owner, the installments for that month shall be recomputed on the basis of the amounts so shown and appropriate adjustments shall be made (without consideration of interest on any overpayment or underpayment) in the amount of the installment otherwise due for the next succeeding month (or months, if necessary). Within sixty (60) days after Manager has furnished to Owner the Annual Financial Statement for the entire Fiscal Year, the Management Fee due for that Fiscal Year shall be adjusted and paid or credited as appropriate (without consideration of interest on any overpayment or underpayment).

ARTICLE VI

BANK ACCOUNTS AND CASH DISBURSEMENTS

6.1 Possession of Funds. Subject to this Agreement, Manager, as agent of Owner and for the sole benefit of Owner, shall have possession and control of the Property Revenues and all other funds utilized in the Property’s operation. All funds received by Manager in the operation of the Property, including Working Capital provided by Owner, shall be deposited in one or more accounts (“Bank Accounts”) with Bank of Hawaii or such other federally insured bank depository as Manager and Owner may from time to time mutually select. Manager may not commingle such funds with other funds of Manager. Notwithstanding the foregoing, or anything to the contrary in this Agreement, for so long as any Cash Management Agreement and/or Restricted Account Agreement are in existence pursuant to the Loan Documents, Manager shall comply with the requirements thereof (which requirements are set forth in Exhibit C) and shall cause all Property Revenues to be deposited directly into the bank account specified in Exhibit C; whereupon the reference to Property Revenues in this Agreement (and to the funds to be deposited by Manager into the Bank Accounts) shall be deemed to refer to those funds which are disbursed to Borrower pursuant to such Cash Management Agreement and the provisions of this Agreement shall be so interpreted.

6.2 Payment of Expenses and Fees from Bank Accounts; No Obligation of Manager to Provide Own Funds. Payments of all invoices and payroll authorized hereunder, all Property Expenses and Management Fees shall be made only from the Bank Accounts and Manager shall have no obligation to provide its own funds. In the event the funds in the Bank Accounts are insufficient to cover all Property Expenses and Management Fees, the same shall be paid when due and payable by Owner from Owner’s own funds.

6.3 Risk of Loss, Owner shall bear all losses resulting from any failure or insolvency of the bank, trust company or other financial institution in which the Bank Accounts or the investments authorized by Section 6.4 are maintained.

6.4 Distribution of Funds to Owner. After payment of the Management Fee and Property Expenses, and after adequate Working Capital and other reserves have been provided for in accordance with the current Annual Budget, Manager shall disburse to Owner on or before the twentieth (20th) day of each calendar month all remaining funds. Working Capital and other reserve funds shall be invested in bank certificates of deposit, repurchase agreements, treasury bills or other similar securities, or money market or other day-to-day depository accounts, in accordance with Manager’s established procedures.

ARTICLE VII

WORKING CAPITAL

7.1 Owner to Provide Working Capital. Owner shall provide Manager at all times with cash sufficient in Manager’s opinion to finance and support the uninterrupted and efficient operation of the Property from time to time and the performance by Manager of its obligations under this Agreement (“Working Capital”), which amount shall approximate two (2) months’ payroll and one (1) month’s accounts payable, calculated from time to time. Upon the execution of this Agreement and continuing for each calendar month during the Term in accordance with Section 4.16, Owner shall deliver to Manager the initial Working Capital amount of $191,000.00. Manager hereby acknowledges receipt of the initial Working Capital amount as of the execution of this Agreement. Under no circumstances shall Manager be obligated to provide its own funds for the operation of the Property, including the payment of Property Expenses.

7.2 Additional Working Capital. If the operation of the Property requires the infusion of Working Capital in addition to that which is available in the Bank Accounts, Owner shall procure and deliver to Manager, within five (5) Business Days after receiving notice from Manager of the need therefor, such additional funds as Manager and Owner agree in good faith are required to finance and support the uninterrupted and efficient operation of the Property.

7.3 Termination of Agreement. Manager shall have the right, if Owner fails to timely make any cash infusions as described in this Agreement, including any amount of additional Working Capital, to terminate this Agreement upon thirty (30) days’ notice to Owner, and unless the requested cash infusions are made within such thirty (30) day period, this Agreement shall automatically terminate. The aforementioned rights of reimbursement and termination shall be in addition to any other rights which Manager may have under this Agreement, or otherwise.

ARTICLE VIII

EXPENSES

8.1 Property Expenses. All costs and expenses incurred by Manager in the performance of Manager’s obligations under this Agreement shall be for and on behalf of Owner and for its account, and each of the same shall be a “Property Expense.” Subject to the aforesaid, Manager shall be reimbursed from Property Revenues for all such costs and expenses incurred by Manager on behalf of Owner in performing this Agreement, and if and to the extent Property Revenues are insufficient to cover Property Expenses, Owner shall provide Working Capital to Manager to pay for the same in accordance with Sections 7.1 and 7.2.

8.2 Owner’s Debts and Liabilities. All debts and liabilities incurred with or owed to third parties by Manager on behalf of either the Owner or the Property, in the normal course of business and within the authority granted to Manager herein, are and shall remain the sole obligations of Owner.

8.3 Coordination with Loan Documents. Manager shall pay all amounts owing by Owner under the Loan Documents as set forth in Exhibit C attached hereto, in a timely manner out of Property Revenues or, if such Property Revenues are insufficient to pay all such amounts, out of funds provided by Owner. To the extent the requirements of the Loan Documents set forth in Exhibit C provide for reserve accounts from which certain expenses relating to the Property can be funded (or from which Owner can obtain reimbursement), Manager shall coordinate its activities to take advantage of such funds on Owner’s behalf.

ARTICLE IX

MAINTENANCE REPAIRS AND CAPITAL IMPROVEMENTS

9.1 Maintenance and Repair Expenditures. Subject to the Annual Budget in effect from time to time, and to the extent sufficient Working Capital is made available, or to the extent of reserves available to Manager from Owner, Manager will make such expenditures for repairs and maintenance (excluding structural or other extraordinary repairs not required to be made on an emergency basis) as it reasonably deems necessary to keep the Property in good operating condition.

9.2 Annual Capital Expenditures Plan. Manager shall make such substitutions and replacements or renewals to FF&E Replacements as it deems necessary or desirable, up to the amount set forth in the Annual Budget. No expenditure will be made in excess of such amount or for any other capital improvement without Owner’s Supermajority Consent. The FF&E Replacements component of the Annual Budget shall be paid for by Owner as Owner’s Expenses.

9.3 Owner’s Right/Obligation to Alter/Improve Property. Owner may at any time, at its expense, make such alterations or improvements in or to the Property as Owner determines appropriate. All alterations or improvements shall be made in a manner to cause the least practicable interference with the operation of the Property. In the event any alterations, additions or improvements, structural or nonstructural, are required to bring the Property into compliance with any applicable requirements under all laws, ordinances, orders, rules and regulations of authorities with jurisdiction over the Property, Manager shall, as a Property Expense and to the extent the cost of the same is included in the Annual Budget, make such alterations, additions and improvements from the Bank Accounts, or if the cost of the same is not included in the Annual Budget, then Owner shall make such alterations, additions and improvements as an Owner’s Expense.

9.4 Capital Expenditures. Owner and Manager shall agree upon a person or entity, which person or entity may be Manager, to supervise and direct, in the manner and to the extent agreed upon by Owner and Manager, the Property’s programs of capital expenditures authorized from time to time by the provisions of this Article IX. If such person or entity is agreed to be Manager, Manager shall be entitled to receive reasonable compensation for these services as agreed upon by Owner and Manager in addition to any other amounts payable to Manager under this Agreement.

9.5 Emergency Repairs. Manager shall have the right, on behalf of and at Owner’s Expense, to make expenditures for extraordinary repairs required to be made on an emergency basis as Manager reasonably deems necessary to prevent damage to the Property or injury to any person or for the purpose of abating any activity or condition, or removing any thing, that (i) violates the law or the condominium documents to which the Property is subject or any of the Loan Documents, or (ii) is unauthorized, prohibited, harmful, offensive or potentially dangerous to others or their property, or (iii) threatens the property rights or welfare of others. If reasonably practicable, Manager shall, prior to entering into any contracts or obligations on Owner’s behalf in connection with such extraordinary repairs which, in the aggregate, are greater than $750,000, use reasonable efforts under the circumstances to obtain Owner’s Supermajority Consent. If Owner provides Owner’s Supermajority Consent or does not respond within 5 Business Days after Manager’s request to Owner for Owner’s Supermajority Consent, Manager may nevertheless proceed with such extraordinary repairs and enter into such contracts or obligations on Owner’s behalf and at Owner’s Expense and may pay for the same with funds in the Bank Accounts. If Owner objects to such expense, Manager shall not proceed with same, and Owner shall indemnify, defend and hold harmless Manager for, from and against any liability, damage, cost, expense, loss, claim or judgment incurred by Manager arising out of any claim based upon Owner’s failure to proceed with such repairs, including attorneys’ fees and costs incurred by Manager in settlement or defense of such claims.

ARTICLE X

INSURANCE

10.1 Policies to be Carried. In the name of Owner and Manager, and at Owner’s Expense, Manager shall, from and after the Commencement Date maintain insurance relative to the Property meeting the requirements of the Loan Documents, which requirements are set forth on Exhibit C-l (or such greater insurance coverages and/or limits as Owner and Manager may agree upon). Manager shall comply all such requirements of the Loan Documents relating thereto, which are set forth on Exhibit C-l, including the requirements relative to delivery of policies and/or certificates to the Lender.

10.2 No Right of Subrogation; Adequacy of Coverage. All policies of insurance shall provide that the insurance company shall have no right of subrogation against Manager or Owner, or their respective agents or employees, except in the event of willful misconduct or gross negligence on the part of Manager or Owner, as the case may be, and their respective agents or employees. Owner assumes all risks in connection with the adequacy of any insurance program and waives all claims against Manager for all liabilities, costs or expenses arising out of any partially or totally uninsured claim, of any nature whatsoever, except where Manager has failed to place and maintain insurance in accordance with the provisions hereof.

10.3 Owner Obtaining Insurance. Owner may, upon thirty (30) days’ prior written notice to Manager, obtain the insurance required by Section 10.1 and the Loan Documents (except workers’ compensation, employer’s liability or similar insurance, which shall be obtained by Manager), and in such event, Manager shall be named as an additional insured on all such insurance obtained by Owner.

ARTICLE XI

TAXES

11.1 Payment of Taxes. Manager shall pay when and as the same are due and payable, in the name and on behalf of Owner, in such installments as are permitted by law, all real estate taxes, general excise taxes (if any), gross income taxes, withholding and payroll taxes, personal property taxes and betterment assessments levied or assessed on or against the Property or any portion thereof or Property Revenues therefrom for any fiscal period of the taxing authority, all or any part of which period is included in the Term. The portion of any such amount so paid shall be included as a Property Expense for the Fiscal Year in which such amount is determined.

11.2 Assistance of Manager in Contesting Taxes. Manager agrees to assist Owner in any contest pertaining to the validity or the amount of any tax or assessment relating to the Property; provided, however that all costs and expenses of such contest incurred by Manager shall be a Property Expense, and if the Property Revenues are insufficient to pay for such costs and expenses, then Owner shall pay for the same out of Owner’s own funds.

ARTICLE XII

DAMAGE, DESTRUCTION OR CONDEMNATION

12.1 Damages or Destruction. Subject to the rights of the Lender under the Loan Documents as set forth in Exhibit C, if the Property or any portion thereof shall be damaged or destroyed at any time during the Term by fire, casualty or any other cause, Manager shall, on behalf of and at Owner’s sole cost and expense as an Owner’s Expense, and with due diligence, repair or replace the Property, so that the Property shall be restored to substantially the same condition as existed prior to such damage or destruction; provided, however, that in the event of any substantial damage or destruction to the Property the cost of repair of which would exceed, in Owner’s reasonable judgment, twenty-five percent (25%) of the then existing value of the Property, Owner, within thirty (30) days after the date of occurrence of such damage or destruction may either (i) commence repair of same, in which event this Agreement shall continue in full force and effect; or (ii) deliver written notice to Manager that Owner does not intend to repair such damage or destruction, in which event this Agreement shall be terminated, and upon such termination Manager shall be paid the Termination Fee set forth in Section 16.2 below. All such repair or replacement shall be subject to Owner’s reasonable approval by Owner’s Consent, including the plans, specifications, drawings, architect and contractor therefor, and shall be made in a manner to cause the least practicable interference with the operation of the Property.

12.2 Condemnation. Subject to the rights of Lender under the Loan Documents as set forth in Exhibit C, if the whole of the Property shall be taken in any condemnation, expropriation or like proceedings, or if such a portion thereof shall be taken such that, in Owner’s opinion, the remaining portion is not of substantially similar quality, in all respects, to Shops at Wailea, located in Wailea, Maui, Hawaii, at 3750 Wailea Alanui, Wailea, Maui, Hawaii 96753, then this Agreement shall terminate as of the date of such taking, and upon such termination Manager shall be paid the Termination Fee set forth in Section 16.2 below.

ARTICLE XIII

ASSIGNMENT

13.1 No Assignment. Neither Owner nor Manager shall assign this Agreement, or any interest therein, without the prior written consent of the other (in the case of Owner, an Owner’s Supermajority Consent), which consent may be withheld for any reason or no reason.

ARTICLE XIV

TERMINATION BY OWNER

14.1 Termination By Owner. Subject to Section 3.3 above, the occurrence of any of the following events shall constitute a default and be good cause for Owner to terminate this Agreement without prejudice to any other rights or remedies Owner may have hereunder, or otherwise at law or in equity:

a. Manager breaches or fails to comply with any material term, covenant or condition of this Agreement or any other contract or agreement with a third party arising under, in connection with or relating to the Property or this Agreement, and Manager fails to cure such default within thirty (30) days after receipt of written notice from Owner specifying the exact nature of such default; provided, however, that if such default is not reasonably susceptible of being cured within such thirty (30) day period, Owner shall not be entitled to terminate this

Agreement if Manager commences curing such default within the thirty (30) day period and thereafter diligently pursues a cure thereof to completion;

b. Manager makes any assignment of its property for the benefit of creditors;

c. Manager’s interest under this Agreement is taken on execution of a judgment; or

d. Manager files a petition for adjudication as a bankrupt, for reorganization or for an arrangement under any bankruptcy or insolvency law, or an involuntary petition under any such law is filed against Manager and not dismissed within ninety (90) days thereafter.

14.2 Effective Date. If Owner elects to terminate this Agreement pursuant to Section 14.1 above, such termination shall be effective after the expiration of any cure periods available to Manager upon Manager’s receipt of written notice from Owner of Owner’s intention to terminate this Agreement.

ARTICLE XV

TERMINATION BY MANAGER

15.1 Termination by Manager. The occurrence of any of the following events shall constitute a default and be good cause for Manager to terminate this Agreement without prejudice to any other rights or remedies Manager may have hereunder, or otherwise at law or in equity:

a. Owner breaches or fails to comply with any material term, covenant or condition of this Agreement or another contract or agreement with a third party arising under, in connection with or relating to the Property or this Agreement and Owner fails to cure such default within thirty (30) days after receipt of notice from Manager specifying the exact nature of such default; provided, however, that if such default is not reasonably susceptible of being cured within such thirty (30) day period, Manager shall not be entitled to terminate this Agreement if Owner commences curing such default within the thirty (30) day period, and thereafter diligently pursues a cure thereof to completion;

b. Owner makes any assignment of its property for the benefit of creditors;

c. Owner’s interest under this Agreement is taken on execution of a judgment, including a judgment of foreclosure in respect of indebtedness of Owner; or

d. Owner files a petition for adjudication as a bankrupt, for reorganization or for an arrangement under any bankruptcy or insolvency law, or an involuntary petition under any such law is filed against Owner and not dismissed within ninety (90) days thereafter.

15.2 Effective Date. If Manager elects to terminate this Agreement pursuant to Section 15.1 above, such termination shall be effective after the expiration of any cure periods available to Owner upon Owner’s receipt of written notice from Manager of Manager’s intention to terminate this Agreement.

15.3 Rights Cumulative. Nothing in this Article XV shall affect the rights granted Manager to terminate this Agreement by certain specific provisions hereof (e.g. the provisions of Article VII.

ARTICLE XVI

MANAGER’S AND OWNER’S RIGHTS UPON TERMINATION

16.1 Payment of Fees to Manager; Reimbursement of Other Amounts. Upon termination of this Agreement for any reason, Manager shall be entitled to: (a) reimbursement of all outstanding expenses incurred by Manager pursuant to this Agreement with respect to the Property; (b) payment of the Management Fee and any other fees payable under this Agreement (or under any other arrangement entered into between the parties and/or the Affiliates of either in respect of the Property), to which Manager and/or its Affiliates would be entitled to through the date of termination; and (c) payment of any other sums due Manager hereunder.

16.2 Termination Fee. In addition to the payments due to Manager under this Agreement, including Section 16.1, upon termination of this Agreement as a result of (a) Owner’s election not to repair damage or destruction pursuant to Section 12.1, or (b) a condemnation pursuant to Section 12.2, or (c) Manager’s termination of this Agreement (for Owner’s failure to timely make any cash infusions as described in this Agreement) pursuant to Section 7.3, Manager shall be paid a fee (the “Termination Fee”), as liquidated damages, equal to the Management Fees for the two calendar months immediately preceding the termination date.

16.3 Indemnification of Manager Upon Owner’s Termination of Agreement. As a condition of termination of this Agreement by Owner, Owner (or any successor owner of the Property) agrees to indemnify, defend and hold Manager harmless against any and all losses, costs, damages, liabilities, claims and expenses, including reasonable attorneys’ fees, arising or resulting from the failure of Owner or such successor owner to observe and perform any and all Property Documents.

16.4 Owner’s Rights Upon Termination. Upon the termination of this Agreement and the payment to Manager of all amounts due Manager upon such termination:

a. all remaining amounts in the Bank Accounts to which Owner is entitled shall be transferred to Owner;

b. Manager shall render a final accounting to Owner within forty-five (45) days after the end of the month in which this Agreement terminates;

c. Manager shall cooperate in the transfer of all transferable permits and licenses to the Owner to insure the continued operation of the Property;

d. Manager shall deliver to Owner all records, files and documents relating to the Property, including all Tenant Leases and tenant files, contracts, receipts or deposits, unpaid bills, and other papers or documents then in existence which pertain to the Property; and

e. Manager shall vacate and surrender the on-site management office, if occupied by Manager, in good order, condition and repair, reasonable wear and tear excepted and shall remove all personal property and signs that it may have placed on the Property indicating that it is the manager of the Property, and repair any damage resulting therefrom.

ARTICLE XVII

INDEMNIFICATION

17.1 Indemnification by Owner. Manager shall not (a) be liable to Owner for any event or occurrence arising prior to the Commencement Date, or (b) in the performance of this Agreement, be liable to Owner or to any other person for any act or omission, whether negligent, tortious or otherwise, of any agent (other than Manager) or employee of Owner. Owner shall, to the maximum extent provided by law, indemnify, defend and hold harmless Manager, to the extent of the Property, for, from and against any liability, damage, cost, expense, loss, claim or judgment incurred by Manager arising out of any claim based upon acts performed or omitted to be performed by Manager in connection with the Property, including attorneys’ fees and costs incurred by Manager in settlement or defense of such claims. Notwithstanding the foregoing, Manager shall not be so indemnified, defended or held harmless for claims based upon its acts or omissions which constitute fraud, negligence, or willful misconduct in connection with the Property.

17.2 Limitation on Manager’s Liability. In no event shall Owner make any claim against Manager on account of any alleged errors of judgment made in good faith in connection with the performance by Manager and/or its Affiliates of the obligations of Manager expressed herein, nor shall Owner object to any expenditure made by Manager in good faith in connection with the performance of Manager’s obligations hereunder, unless such expenditure is specifically prohibited by this Agreement.

ARTICLE XVIII

TRADE NAMES AND TRADEMARKS

18.1 “Waikiki Beach Walk”®. During the Term, the Property will be known by and operated under the name “Waikiki Beach Walk”®, which is a trade name or trademark owned by Outrigger Hotels Hawaii (“OHH”), an Affiliate of Manager, and licensed by OHH to Owner pursuant to that certain Trademark License Agreement dated February 15, 2007, as partially assigned to Owner by Assignment dated October 31, 2007. OHH, as licensor, and Owner, as licensee, through and subject to such Agreement, shall retain all rights to use such trade name or trademark and the other Manager Trade Names and Trademarks (defined below). Owner shall sublicense the right to use the “Waikiki Beach Walk” mark pursuant to a Sublicense Agreement approved by OHH executed concurrently with this Agreement.

18.2 Manager Trade Names/Trademarks. In its operation of the Property, Manager may utilize trade names or trademarks which, in whole or in part, may be the same as or similar to the trade names or trademarks now or hereafter used by OHH or it in connection with the operation of other commercial properties including the words “Outrigger®” and “OHANA®” and other trademarks and services marks owned by OHH, including its logos (the “OHH Trade Names and Trademarks”). The exclusive rights to the use of the OHH Trade Names and Trademarks belong to, and shall remain with, OHH and are not in any way to be considered appurtenant to the Property, regardless of whether any of the OHH Trade Names and Trademarks are used by Manager for the first time at the Property or elsewhere.

18.3 Termination. Upon termination of this Agreement for any reason, all further rights to use the OHH Trade Names and Trademarks, and all other service marks, slogans, signs, logos and emblems of OHH, shall remain with OHH, and Owner, and each and every other occupant of the Property, shall immediately cease all use of the OHH Trade Names and Trademarks, and all other service marks, slogans, signs, logos and emblems of OHH. Immediately upon termination of this Agreement, Owner shall make all such physical changes to the Property and take all such other action as is necessary to remove from use, in connection with the Property, the OHH Trade Names and Trademarks and any and all signs, consumable supplies and other items bearing the OHH Trade Names and Trademarks, and/or any logos, emblems, slogans or service marks of OHH. If Owner fails to take such action within thirty (30) days of termination of this Agreement, Manager, at Owner’s expense, may enforce Owner’s performance of its obligations hereunder by any legal means. OHH shall be a third-party beneficiary of Sections 18.2 and 18.3.

ARTICLE XIX

COVENANTS

19.1 Title to Property, If there is any dispute about Owner’s right, title and interest in and to the Property, Owner shall, at Owner’s expense and not as a Property Expense, pay for all costs and expenses related to such dispute.

19.2 Owner’s Obligations. Owner shall pay, keep, observe and perform all payments, terms, covenants, conditions and obligations to be paid, kept, observed or performed by Owner under any agreement whatsoever in respect of the Property, except such payments, terms, covenants, conditions and obligations under the Property Documents that Manager is responsible for paying, observing or performing in the name of and on behalf of Owner during the Term.

19.3 Right of Entry. Subject to the rights of tenants under the Tenant Leases, Owner and its authorized officers, employees, accountants, lawyers and agents may enter the Property to examine the condition of the Property; provided, however, that Owner may not by so doing unreasonably interfere with the operation of the Property and shall give Manager reasonable advance notice of such entry.

19.4 Manager’s On-Site Management Office. Owner hereby agrees and acknowledges that it will provide or cause to be provided through an Affiliate, as an Owner’s Expense, office and storage space near the Property for Manager’s use in carrying out its duties hereunder. The office shall be furnished by Owner at Owner’s Expense with such furniture and equipment as reasonably necessary for Manager to conduct its duties hereunder.

19.5 Manager’s Rental of Other Properties. Owner acknowledges that Manager and its Affiliates are the owners and/or managers/operators of other commercial properties in Waikiki, Oahu, Hawaii, either for their own accounts or for that of the owners of those properties, and that Manager and its Affiliates manage and/or lease, or will manage and/or lease, such other properties to third party or affiliated tenants. Owner agrees that Manager may, in Manager’s sole discretion, market and lease, from time to time, such other properties at other than the Property, without giving first priority to the leasing of the Property.

ARTICLE XX

COMPLIANCE WITH LAWS

20.1 Compliance with Laws and Insurance Policies. Subject to the provisions of Article X and Sections 19.1 and 19.2 above, Manager shall comply with and abide by all applicable requirements of all laws, rules, regulations, requirements, orders, notices, determinations and ordinances of any federal, state or municipal authority and the requirements of insurance companies covering any of the risks against which the Property is insured.

20.2 Right to Contest. Owner shall have the right to contest any alleged violation, and to postpone compliance pending the determination of such contest, as permitted by law. In case of Owner’s contest and postponement of compliance pursuant to this Section 20.2, Owner shall indemnify Manager and its employees from any resulting liability, loss, cost, damage or expense (including all fees and expenses of attorneys approved or selected by Manager), unless such violation is proved to have been caused by Manager’s gross negligence or willful misconduct.

ARTICLE XXI

ARBITRATION

21.1 Procedure. Except as is otherwise expressly provided herein, if any controversy should arise between the parties in the performance, interpretation or application of this Agreement, either party may serve upon the other written notice (i) stating that the notifying party desires to have such controversy reviewed by a board of three arbitrators, and (ii) naming one person whom such party chooses to act as one of the three arbitrators. Within fifteen (15) days after receipt of such a notice, the other party shall designate one person to act as arbitrator and shall notify the party requesting arbitration of such designation and the name of the person so designated. The two arbitrators designated as aforesaid shall promptly select a third arbitrator, and if they are not able to agree on such third arbitrator, then either arbitrator, on five (5) days’ notice to the other, shall apply to the American Arbitration Association to designate and appoint such third arbitrator. If the party upon whom a request for arbitration is served shall fail to designate its arbitrator within fifteen (15) days after receipt of such a notice, then the arbitrator designated by the party requesting arbitration shall act as the sole arbitrator and shall be deemed to be the single, mutually approved arbitrator to resolve the controversy at hand.

21.2 Arbitrator’s Discretion. Unless Owner and Manager shall otherwise agree, the arbitrator(s) discretion in resolving any matter submitted to them for review pursuant to this Article XXI shall be to choose between one or the other of the parties’ respective positions on each of the matters to be so resolved.

21.3 Miscellaneous, The decision in writing of the arbitrator(s) so selected or appointed shall be final and conclusive upon both parties. The costs and expenses of arbitration, including the compensation and expenses of the arbitrator(s), shall be borne by the parties as the arbitrator(s) may determine. Either party may apply to any court of competent jurisdiction for an order confirming the award; judgment of the court shall be entered upon the award unless the award is vacated, modified or corrected as provided by law.

ARTICLE XXII

REPRESENTATIONS AND WARRANTIES

22.1 By Owner. Owner represents and warrants to Manager that it is duly organized under the laws of the State of Delaware and is in good standing pursuant to the laws of the State of Hawaii, has all requisite power and authority to enter into this Agreement, and that when executed this Agreement will constitute the valid and binding obligation of Owner enforceable in accordance with its terms (subject to principles of equity and laws affecting creditors’ rights generally). Owner further represents and warrants that the entering into of this Agreement does not contravene, nor constitute a default (or an event which with the giving of notice and/or the passage of time, would constitute a default) under any agreement to which Owner is a party.

22.2 By Manager. Manager represents and warrants that it is a limited partnership duly organized and in good standing pursuant to the laws of the State of Hawaii, has all requisite power and authority to enter into this Agreement, and that when executed this Agreement will constitute the valid and binding obligation of Manager (subject to principles of equity and laws affecting creditors’ rights generally), enforceable in accordance with its terms. Manager further represents and warrants that the entering into of this Agreement does not constitute a default (or an event which with the giving of notice and/or the passage of time, would constitute a default), under any agreement to which Manager is a party.

ARTICLE XXIII

RESPONSIBILITY FOR PROPERTY OPERATIONS

23.1 No Partnership. In the performance of its duties as Manager of the Property, Manager shall act solely as agent of Owner for the operation of the Property; provided, however, that Owner’s appointment of Manager as Owner’s agent shall be an agency coupled with an interest that is irrevocable except as expressly stated herein, and Owner hereby waives any and all rights it may have as principal to terminate Manager’s agency and this Agreement at will. Nothing herein shall constitute a partnership or joint venture between Owner and Manager. All debts and liabilities to third persons incurred by Manager in the course of its operation and management of the Property shall be the debts and liabilities of Owner, and Manager may so inform third parties with whom it deals on behalf of Owner.

23.2 Manager’s Right to Close Property. If at any time during the Term it becomes necessary in Manager’s good faith and reasonable opinion to cease operation of the Property in order to protect the Property and/or the health, safety and welfare of the neighboring properties, invitees and/or employees of the Property, then in such event Manager may close and cease operation of all or part of the Property, reopening and commencing operation when Manager deems that such may be done without jeopardy to the Property, its neighboring properties, invitees and employees. Manager shall use reasonable efforts to inform Owner, as soon as reasonably practicable, of such closure.

ARTICLE XXIV

MISCELLANEOUS

24.1 Notices. All notices required to be given under this Agreement shall be in writing and shall either be (i) delivered by hand or (ii) sent by facsimile transmission, by a recognized private courier company, or by United States mail, registered or certified mail, postage prepaid return receipt requested, and addressed as follows:

If to Owner:	ABW HOLDINGS LLC
c/o WBW Retail LLC
2375 Kuhio Avenue
Honolulu, Hawaii 96815
Attn.: W. David P. Carey III
Fax: (808) 921-6655

With a copy to:	ABW HOLDINGS LLC
c/o WBW Retail LLC
2375 Kuhio Avenue
Honolulu, Hawaii 96815
Attn.: Melvin Y. Kaneshige
Fax: (808) 457-3520

And with a copy to:	ABW HOLDINGS LLC
c/o American Assets, Inc.
11455 El Camino Real, Suite 200
San Diego, CA 92130
Attention: John Chamberlain
Fax: (858) 350-2620

If to Manager:	RETAIL RESORT PROPERTIES LLC
2375 Kuhio Avenue
Honolulu, Hawaii 96815
Attn: Barbara A. Campbell
Fax: (808) 921-6655

or such other address or facsimile number as either party may from time to time specify in writing to the other in the manner aforesaid. Such notices shall be deemed delivered upon receipt as determined by facsimile confirmation by the sending facsimile machine, or delivery or refusal to accept delivery as indicated in the U.S. Postal Service return-receipt or similar advice from the courier company. Unless otherwise notified in writing, each party shall direct all sums payable to the other party at its address for notice purposes.

24.2 Governing Law. This Agreement is being executed and delivered in the State of Hawaii and shall be governed by and construed and interpreted in accordance with the laws of the State of Hawaii.

24.3 Consents and Approvals.

a. Except as is otherwise expressly provided herein, whenever in this Agreement the consent or approval of Owner or Manager is required (including an Owner’s Consent or an Owner’s Supermajority Consent), such consent or approval shall not be unreasonably withheld or delayed and shall be in writing, signed by the members of a board, or an officer or agent, thereunto duly authorized, of the party granting such consent or giving such approval.

b. This Section 24.3.b shall apply whenever Owner or Manager desires to take any proposed action (the “Requestor”) which requires the consent or approval of the other party hereunder (the “Recipient”), except as otherwise provided in this Agreement. The Requestor shall give written notice thereof to the Recipient, and such notice shall describe the proposed action in sufficient detail so as to enable the Recipient to exercise an informed judgment with respect thereto. As soon as practicable thereafter, the Recipient shall give the Requestor written notice that the Recipient either approves or disapproves the proposed action (setting forth the Recipient’s reasons therefor if it disapproves of such proposed action) or indicating that it needs additional information. If the Recipient fails to respond (as provided herein) on or before the fourteenth (14th) Business Day following the effective date of the written notice describing any such proposed action proposed by the Requestor (or the fourteenth (14th) Business Day following the date such additional requested information is delivered to the Recipient), then the Recipient shall be presumed to have disapproved of such action.

24.4 No Waiver. No assent, expressed or implied, by Owner or Manager to any breach of or default in any term, covenant or condition which this Agreement requires to be performed or observed by the other party shall constitute a waiver of or assent to any succeeding breach of or default in the same or any other term, covenant or condition hereof.

24.5 Set-off. Manager shall have the right to set-off against any payments to be made to Owner by Manager under any provision of this Agreement, and against all funds from time to time in the Bank Accounts any and all liabilities of Owner to Manager, and Owner hereby pledges to Manager all funds from time to time in the Bank Accounts to secure the payment of all of the foregoing liabilities. Manager may withdraw from the Bank Accounts from time to time such amounts as it deems desirable in partial or full payment of all or any portion of said liabilities. The amounts of such withdrawals shall be paid by Owner to Manager on demand for replacement in the respective accounts.

24.6 Invalidity. In the event that any one or more of the phrases, sentences, clauses or paragraphs contained in this Agreement shall be declared invalid by the final and unappealable order, decree or judgment of any court, this Agreement shall be construed as if it did not contain such phrases, sentences, clauses or paragraphs.

24.7 Further Action. Owner and Manager shall execute and deliver all other appropriate supplemental agreements and other instruments, and take any other action necessary to make this Agreement fully and legally effective, binding, and enforceable as between them and as against third parties, including Owner’s filing of such certificates as are required to be filed by persons or entities doing business in a name other than their own, indicating that Owner is engaging in the Property business at the Property under the name of the Property.

24.8 Estoppel Certificates. Upon request of either party, the other party shall, at the requesting party’s cost and expense (including reasonable attorneys’ fees) execute a certificate stating whether or not this Agreement is in full force and effect, whether or not there are any uncured defaults hereunder, whether such party claims any off-sets, counterclaims or defenses to an action by the other party, and whether or not all sums due and owing hereunder have been paid. Failure of the other party to deliver such certificate to the requesting party within twenty (20) days after such request shall mean that such other party certifies that this Agreement is in full force and effect, that there are no uncured defaults of the requesting party and that the requesting party has paid to the other party all sums due and owing the requesting party.

24.9 Attorneys’ Fees. In the event of any litigation between Owner and Manager concerning the rights and obligations of the parties under this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and court costs.

24.10 No Party Deemed Drafter. Owner and Manager agree that no party shall be deemed to be the drafter of this Agreement and further that in the event that this Agreement is ever construed by a court of law, such court shall not deem either party to be the drafter of this Agreement.

24.11 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Owner, and its successors, and/or permitted assigns, and shall be binding upon and inure to the benefit of the Manager, and its successors and/or permitted assigns.

24.12 Captions. The captions and headings throughout this Agreement and its index are for convenience and reference only, and shall in no way be held or deemed to define, modify or add to the meaning, scope or intent of any provision of this Agreement.

24.13 Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof, superseding all prior agreements or undertakings, oral or written.

24.14 Amendment. This Agreement may be amended only by a writing signed by Owner and Manager.

IN WITNESS WHEREOF, the parties have caused this Management Agreement to be duly executed on the date first above written.

OWNER:	ABW HOLDINGS LLC a Hawaii limited liability company

	By	/s/ Melvin Y. Kaneshige
Melvin Y. Kaneshige
Its Executive Vice President

MANAGER:	RETAIL RESORT PROPERTIES LLC,
a Hawaii limited liability company By Outrigger Hotels Hawaii, a Hawaii limited partnership Its Sole Member
By Outrigger Enterprises, Inc., a Hawaii corporation Its General Partner

		By	/s/ Melvin Y. Kaneshige
Melvin Y. Kaneshige
Its Executive Vice President

EXHIBIT A

1. The six (6) Retail Apartments and one Parking Apartment described in that certain condominium property regime called “227 Lewers,” created and established by that certain Declaration of Condominium Property Regime of 227 Lewers, dated January 14, 2005, recorded in the Bureau as Document No. 2005-010996, and as shown on the plans of such condominium filed in the Bureau as Condominium File Plan No. 3920, as amended, including by an Amended and Restated Declaration of Condominium Property Regime of 227 Lewers, recorded in the Bureau as Document No. 2005-227313, and as shown on the plans of such condominium filed in the Bureau as Condominium File Plan No. 3920, located on land in Waikiki, Oahu, Hawaii, described in such Declaration, such apartments being identified by Tax Map Key Parcel Nos. 2-6-2: 15, CPR Nos. 2 through 9.

2. The Retail Apartment described in that certain Declaration of Condominium Property Regime of Beach Walk Condominium Project, dated November 10, 2005, recorded in the Bureau as Document No. 2005-230978 and in the Land Court as Land Court Document No. 3353847, and noted on Transfer Certificate of Title No. 784,394, and as shown on the plans of such condominium filed in the Bureau and the Land Court as Condominium File Plan No. 4113 and Condominium Map No, 1757, and located on land in Waikiki, Oahu, Hawaii, described in such Declaration, such Retail Apartment being identified by Tax Map Key Parcel No. 2-6-3: 002, CPR No. 1.

EXHIBIT B

Annual Budget for 2007

WAIKIKI BEACH WALK

2007 Operating Budget - ABW Holdings LLC 1/1/07-12/31/07		revised 10/30/2007

		2007
SUMMARY		JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	TOTAL
TOTAL RENTAL INCOME		430,457	610,148	699,246	750,245	876,078	876,078	876,078	876,078	876,078	876,078	714,011	714,011	9,174,587
PERCENTAGE RENTS		—	—	—	—	—	—	—	—	—	68,846	68,846	68,846	206,539
CAM RECOVERY (net of 5% leakage)		57,764	101,987	120,339	128,335	137,721	137,721	137,721	137,721	137,721	137,721	124,640	124,640	1,484,033
RPT RECOVERY		11,529	20,357	24,020	25,616	27,490	27,490	47,421	47,421	47,421	47,421	43,142	43,142	412,468
GET RECOVERY		28,526	40,484	48,022	51,057	57,194	57,194	58,086	58,086	58,086	61,168	52,713	52,713	623,329
PARKING INCOME		130,634	163,292	217,723	224,566	224,566	224,566	224,566	224,566	224,566	224,566	224,566	224,566	2,532,743

TOTAL INCOME		658,911	936,268	1,109,350	1,179,819	1,323,049	1,323,049	1,343,872	1,343,872	1,343,872	1,415,800	1,227,918	1,227,918	14,433,699
Less Vacancy Loss (5% exc parking)		(24,988)	(36,625)	(42,180)	(45,210)	(52,064)	(52,064)	(53,061)	(53,061)	(53,061)	(56,503)	(47,532)	(47,532)	(563,881)

ADJUSTED INCOME		633,923	899,643	1,067,170	1,134,609	1,270,984	1,270,984	1,290,811	1,290,811	1,290,811	1,359,297	1,180,386	1,180,386	13,869,817
LESS TOTAL OPERATING EXPENSES		(323,483)	(351,196)	(377,235)	(382,337)	(392,965)	(392,965)	(415,336)	(415,336)	(415,336)	(420,842)	(345,165)	(358,052)	(4,590,246)

NET OPERATING INCOME		310,441	548,448	689,935	752,272	878,019	878,019	875,476	875,476	875,476	938,455	835,222	822,335	9,279,572

DETAIL		JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	TOTAL
TOTAL RENTAL INCOME		430,457	610,148	699,246	750,245	876,078	876,078	876,078	876,078	876,078	876,078	714,011	714,011	9,174,587
OTHER INCOME
PERCENTAGE RENTS											68,846	68,846	68,846	206,539
CAM RECOVERY (net of 5% leakage)		57,764	101,987	120,339	128,335	137,721	137,721	137,721	137,721	137,721	137,721	124,640	124,640	1,484,033
RPT RECOVERY		11,529	20,357	24,020	25,616	27,490	27,490	47,421	47,421	47,421	47,421	43,142	43,142	412,468
GET RECOVERY	4.712%	28,526	40,484	48,022	51,057	57,194	57,194	58,086	58,086	58,086	61,168	52,713	52,713	623,329
PARKING INCOME		130,634	163,292	217,723	224,566	224,566	224,566	224,566	224,566	224,566	224,566	224,566	224,566	2,532,743

Total Other Income		228,453	326,120	410,104	429,574	446,971	446,971	467,794	467,794	467,794	539,722	513,908	513,908	5,259,112
Less Vacancy Loss (5% exc parking)	5%	(24,988)	(36,625)	(42,180)	(45,210)	(52,064)	(52,064)	(53,061)	(53,061)	(53,061)	(56,503)	(56,503)	(56,503)	(581,824)

TOTAL INCOME		633,923	899,643	1,067,170	1,134,609	1,270,984	1,270,984	1,290,811	1,290,811	1,290,811	1,359,297	1,171,415	1,171,415	13,851,875
OPERATING EXPENSES(CAM)
Administrative		(23,563)	(23,563)	(23,563)	(23,563)	(23,563)	(23,563)	(23,563)	(23,563)	(23,563)	(23,563)	(21,489)	(21,489)	(278,603)
Administrative - Allowable Mgmt Fee		(21,896)	(21,896)	(21,896)	(21,896)	(21,896)	(21,896)	(24,886)	(24,886)	(24,886)	(24,886)	(20,024)	(22,085)	(273,029)
Cleaning/Refuse		(29,738)	(29,738)	(29,738)	(29,738)	(29,738)	(29,738)	(29,738)	(29,738)	(29,738)	(29,738)	(27,121)	(27,121)	(351,621)
Electricity		(13,271)	(13,271)	(13,271)	(13,271)	(13,271)	(13,271)	(13,271)	(13,271)	(13,271)	(13,271)	(12,103)	(12,103)	(156,913)
Elevators		(300)	(300)	(300)	(300)	(300)	(300)	(300)	(300)	(300)	(300)	(300)	(1,138)	(4,438)
Escalators		(292)	(292)	(292)	(292)	(292)	(292)	(292)	(292)	(292)	(292)	(292)	(1,467)	(4,679)
HVAC - R&M		(781)	(781)	(781)	(781)	(781)	(781)	(781)	(781)	(781)	(781)	(712)	(1,430)	(9,952)
Landscaping		(1,250)	(1,250)	(1,250)	(1,250)	(1,250)	(1,250)	(1,250)	(1,250)	(1,250)	(1,250)	(1,140)	(11,115)	(24,755)
Life Safety		(602)	(602)	(602)	(602)	(602)	(602)	(602)	(602)	(602)	(602)	(549)	(549)	(7,113)
Pest Control		(1,094)	(1,094)	(1,094)	(1,094)	(1,094)	(1,094)	(1,094)	(1,094)	(1,094)	(1,094)	(998)	(998)	(12,934)
Refuse		—	—	—	—	—	—	—	—	—	—	—	—	—
Repairs and Maintenance		(3,069)	(3,069)	(3,069)	(3,069)	(3,069)	(3,069)	(3,069)	(3,069)	(3,069)	(3,069)	(2,799)	(2,799)	(36,290)
Security		(25,522)	(25,522)	(25,522)	(25,522)	(25,522)	(25,522)	(25,522)	(25,522)	(25,522)	(25,522)	(23,276)	(23,276)	(301,772)
Water/Sewer		(1,261)	(1,261)	(1,261)	(1,261)	(1,261)	(1,261)	(1,261)	(1,261)	(1,261)	(1,261)	(1,150)	(1,150)	(14,908)
Insurance		(17,745)	(17,745)	(17,745)	(17,745)	(17,745)	(17,745)	(17,745)	(17,745)	(17,745)	(17,745)	(16,184)	(16,184)	(209,821)

Total CAM		(140,383)	(140,383)	(140,383)	(140,383)	(140,383)	(140,383)	(143,373)	(143,373)	(143,373)	(143,373)	(128,136)	(142,903)	(1,686,830)
Real Property Taxes		(27,489)	(27,489)	(27,489)	(27,489)	(27,489)	(27,489)	(47,420)	(47,420)	(47,420)	(47,420)	(46,220)	(46,220)	(447,054)
OTHER OPERATING EXPENSES
Parting Expense		(79,102)	(87,263)	(100,865)	(100,880)	(100,880)	(100,880)	(102,322)	(102,322)	(102,322)	(102,322)	(102,322)	(102,322)	(1,183,800)
General Excise Tax	4.500%	(28,527)	(40,484)	(48,023)	(51,057)	(57,194)	(57,194)	(58,087)	(58,087)	(58,087)	(61,168)	(52,714)	(52,713)	(623,334)
First Hawaiian Bank Rent		(49,354)	(49,354)	(49,354)	(49,354)	(49,354)	(49,354)	(49,354)	(49,354)	(49,354)	(49,354)	—	—	(493,539)
Unrecoverable Landlord Expense		1,372	(6,222)	(11,121)	(13,174)	(17,665)	(17,665)	(14,780)	(14,780)	(14,780)	(17,205)	(15,773)	(13,894)	(155,688)

Total Other Operating Expenses		(155,611)	(183,324)	(209,363)	(214,465)	(225,093)	(225,093)	(224,543)	(224,543)	(224,543)	(230,049)	(170,809)	(168,929)	(2,456,362)

TOTAL OPERATING EXPENSES		(323,483)	(351,196)	(377,235)	(382,337)	(392,965)	(392,965)	(415,336)	(415,336)	(415,336)	(420,842)	(345,165)	(358,052)	(4,590,246)

NET OPERATING INCOME		310,441	548,448	689,935	752,272	878,019	878,019	875,476	875,476	875,476	938,455	826,251	813,363	9,261,629

Note:	The above does not include promotions fund charges and related expenses, refuse charges and related expense and utility charges and related expense. All of these costs are expected to be reimbursed by tenants except for vacancy loss. In addition, straightline rent pending.

*	Refuse charges will be billed back to tenants separately from the CAM estimate as refuse will be based on tenant usage.

EXHIBIT C

Requirements of Loan Documents

All references to “Borrower” shall mean and refer to Owner, as defined in this Management Agreement. All capitalized terms used herein which are not otherwise defined shall have the meanings ascribed to them in the Loan Documents.

1. Regularly scheduled debt service payments or payments required under Loan Documents:

(a) Principal Loan Amount: The principal sum of the Loan, which is $130,310,000 and all interest thereon shall be due and payable on July 1, 2017 (the “Maturity Date”).

(b) Monthly Payment: A Monthly Payment equal to the amount of interest which has accrued during the preceding Interest Accrual Period (i.e. the period beginning on the first day of each calendar month during the term hereof and ending on (but including) the last day of such calendar month) computed at 5.387% per annum (the “Applicable Interest Rate”) on the first day of each calendar month (“Monthly Payment Date”) up to and including the first day of February, 2017, with each Monthly Payment to be applied to the payment of interest which has accrued during the preceding Interest Accrual Period.

(c) Escrow Fund: In addition to any initial deposits to the Escrow Fund, except as provided below, Borrower shall pay to Lender on the first day of each calendar month (a) one twelfth of an amount which would be sufficient to pay the Taxes payable, or reasonably estimated by Lender to be payable, during the next ensuing twelve (12) months and (b) one twelfth of an amount which would be sufficient to pay the Insurance Premiums due for the renewal of the coverage afforded by the Policies upon the expiration thereof. Notwithstanding the foregoing, Borrower shall not be required to make deposits to the Escrow Fund for Insurance Premiums, pursuant to the Loan Documents so long as (i) no Event of Default occurs and is continuing thereunder, (ii) Borrower pays all Insurance Premiums by no later than ten Business Days prior to the delinquency thereof, and (iii) Borrower provides Lender paid receipts for the payment of the Insurance Premiums by no later than one Business Day prior to the delinquency thereof.

(d) Replacement Reserve: On each Monthly Payment Date, Borrower shall deposit with Lender into an Eligible Account held by Lender or any Servicer appointed by Lender (such account, the “Replacement Reserve”) an amount equal to $776.75, which monies shall be used for replacements and alterations to the Property required to be capitalized according to GAAP (individually or collectively (as the context requires) the “Capital Expenditures”) approved by Lender.

(e) Deposits to Leasing Reserve. Borrower has deposited into an Eligible Account held by Lender or any Servicer appointed by Lender (the “Leasing Reserve”) an amount equal to $635,133 (the “Initial Leasing Reserve”). In addition, on each Monthly Payment Date, Borrower shall deposit the sum of $7,767.50 into the Leasing Reserve (each such amount, collectively, the “Ongoing Leasing Reserve”); provided, that, Borrower shall have no further obligation to make the foregoing monthly deposits to the extent that, as of any applicable Monthly Payment Date, amounts on deposit in the Leasing Reserve (exclusive of any amounts representing the Initial Leasing Reserve) equal or exceed $50,000.

2. Borrower’s accounting and reporting requirements set forth in the Loan Documents:

(a) Insurance: Borrower shall pay the Insurance Premiums as the same become due and payable and shall furnish to Lender evidence of the renewal of each of the new Policies with receipts for the payment of the Insurance Premiums or other evidence of such payment reasonably satisfactory to Lender at least 20 days prior to the expiration of any apparently expiring Policy.

(b) Taxes: Borrower will deliver to Lender, promptly upon Lender’s written request, evidence satisfactory to Lender that the Taxes, Other Charges and utility service charges have been so paid or are not then delinquent.

(c) Changes: Borrower agrees to notify Lender immediately of any changes to the amounts, schedules and instructions for payment of any Taxes and Insurance Premiums of which it has obtained knowledge.

(d) Books and Records:

(i) Borrower shall keep adequate books and records of account in accordance with Borrower’s current methods (which such methods are tax basis accounting) or such other comprehensive basis of accounting as may be acceptable to Lender in its reasonable discretion, in each case consistently applied (each or any of the foregoing, the “Approved Accounting Method”) and furnish to Lender:

(1) prior to Securitization, monthly (but in no event for a period of more than two years from the date hereof) and, thereafter, quarterly, rent rolls signed, dated and certified by Borrower (or an officer, general partner or principal of Borrower if Borrower is not an individual) to be true and complete to the best knowledge of such person, detailing the names of all tenants of the Improvements, the portion of Improvements occupied by each tenant, the base rent and any other charges payable under each Lease and the term of each Lease, including the expiration date, and any other information as is reasonably required by Lender, within 30 days after the end of each calendar month or quarter (as applicable);

(2) prior to Securitization, monthly (but in no event for a period of more than two years from the date hereof) and, thereafter, quarterly, operating statements of the Property certified by Borrower (or an officer, general partner or principal of Borrower if Borrower is not an individual) to be true and complete to the best knowledge of such person, detailing the total revenues received, total expenses incurred, total capital expenditures (including, but not limited to, all capital improvements (including, but not limited to, tenant improvements)), leasing commissions and other leasing costs, total debt service and total cash flow, and if available, any quarterly operating statement prepared by an independent certified public accountant, within 30 days after the close of each calendar month or quarter (as applicable); and

2

(3) an annual balance sheet and profit and loss statement of Borrower, prepared and certified by Borrower, and, if available, any financial statements prepared by an independent certified public accountant within 90 days after the close of each fiscal year of Borrower.

(ii) Upon request from Lender, Borrower shall furnish to Lender: (1) an accounting of all security deposits held in connection with any Lease of any part of the Property; and (2) an annual operating budget presented on a monthly basis consistent with the annual operating statement described above for the Property and all proposed capital replacements and improvements.

(iii) Borrower shall furnish Lender with such other additional financial or management information regarding Borrower and/or the Property as may, from time to time, be reasonably required by Lender.

(iv) If, at the time a Disclosure Document is being prepared for a Securitization, Lender expects that Borrower alone or Borrower and one or more affiliates of Borrower collectively, or the Property alone or the Property and Related Properties (defined below) collectively, will be a Significant Obligor (defined below), Borrower shall furnish to Lender upon request (i) the selected financial data or, if applicable, net operating income, required under Item 1112(b)(l) of Regulation AB, if Lender expects that the principal amount of the Loan together with any Related Loans (defined below) as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization, or (ii) the financial statements required under Item 1112(b)(2) of Regulation AB, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization. Such financial data or financial statements shall be furnished to Lender (A) within ten Business Days after notice from Lender in connection with the preparation of Disclosure Documents for the Securitization, (B) not later than 30 days after the end of each fiscal quarter of Borrower and (C) not later than 75 days after the end of each fiscal year of Borrower; provided, however, that Borrower shall not be obligated to furnish financial data or financial statements pursuant to clauses (B) or (C) of this sentence with respect to any period for which a filing pursuant to the Exchange Act in connection with or relating to the Securitization (an “Exchange Act Filing”) is not required. If requested by Lender, Borrower shall furnish to Lender financial data and/or financial statements for any tenant of the Property if, in connection with a Securitization, Lender expects there to be, with respect to such tenant or group of affiliated tenants, a concentration within all of the mortgage loans included or expected to be included, as applicable, in the Securitization such that such tenant or group of affiliated tenants would constitute a Significant Obligor.

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(v) All financial data and financial statements provided by Borrower hereunder pursuant to Section 2(d)(iv) hereof shall be prepared in accordance with GAAP, and shall meet the requirements of Regulation AB and other applicable legal requirements. All financial statements referred to in Section 2(d)(iv) above shall be audited by independent accountants of Borrower acceptable to Lender in accordance with Regulation AB and all other applicable legal requirements, shall be accompanied by the manually executed report of the independent accountants thereon, which report shall meet the requirements of Regulation AB and all other applicable legal requirements, and shall be further accompanied by a manually executed written consent of the independent accountants, in form and substance acceptable to Lender, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such independent accountants and the reference to such independent accountants as “experts” in any Disclosure Document and Exchange Act Filing, all of which shall be provided at the same time as the related financial statements are required to be provided. All financial data and financial statements (audited or unaudited) provided by Borrower under Section 2(d)(iv) shall be accompanied by an executed certificate of a responsible officer of Borrower, which certification shall state that such financial statements meet the requirements set forth in the first sentence of this Section Section 2(d)(v).

(vi) If requested by Lender, Borrower shall provide Lender, promptly upon request, with any other or additional financial statements, or financial, statistical or operating information, as Lender shall determine to be required pursuant to Regulation AB or any amendment, modification or replacement thereto or other legal requirements in connection with any Disclosure Document or any Exchange Act Filing or as shall otherwise be reasonably requested by Lender.

(vii) In the event Lender determines, in connection with a Securitization, that the financial data and financial statements required in order to comply with Regulation AB or any amendment, modification or replacement thereto or other legal requirements are other than as provided herein, then notwithstanding the provisions of this Section, Lender may request, and Borrower shall promptly provide, such other financial data and financial statements as Lender determines to be necessary or appropriate for such compliance.

(viii) Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form, (ii) on a diskette, and (iii) if requested by Lender and within the capabilities of Borrower’s data systems without change or modification thereto, in electronic form and prepared using a Microsoft Word for Windows or WordPerfect for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files). Borrower agrees that Lender may disclose information regarding the Property and Borrower that is provided to Lender pursuant to this Section in connection with the Securitization to such parties requesting such information in connection with such Securitization.

(ix) As used above, the following defined terms have the following meanings:

(1) “Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time.

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(2) “Related Loan” shall mean a loan to an affiliate of Borrower or secured by a Related Property, that is included in a Securitization with the Loan.

(3) “Related Property” shall mean a parcel of real property, together with improvements thereon and personal property related thereto, that is “related” within the meaning of the definition of Significant Obligor, to the Property.

(4) “Significant Obligor” shall have the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.

(e) Assessment Reserve: Borrower shall provide evidence reasonably acceptable to Lender of its payment of all Assessments prior to delinquency thereof (the “Assessment Payment Evidence”). Borrower shall immediately notify Lender of (a) any adjustments made to the amount of Assessments due under the Condominium Documents, or (b) the imposition of any additional Assessments under the Condominium Documents.

(f) Lease Termination Reserve: Borrower shall notify Lender in writing, within two Business Days following receipt thereof, of Borrower’s receipt of any early termination fee or payment or other termination fee or payment paid by any tenant under any Lease (any such payment, a “Termination Payment”).

(g) Letter of Credit: If Borrower is at any time a beneficiary under a letter of credit relating to the properties, rights, titles and interests referenced in Section 1.1 of Mortgage, Assignment of Leases and Rents, Security Agreement, Financing Statement and Fixture Filing (“Security Agreement”) now or hereafter issued in favor of Borrower, Borrower shall promptly notify Lender thereof.

(h) Parking Management Agreement: Borrower shall promptly notify Lender of any default under the Parking Management Agreement of which it is aware.

(i) Hazardous Substances: Borrower shall immediately notify Lender in writing of (A) any presence or Releases or threatened Releases of Hazardous Substances in, on, under, from or migrating towards the Property; (B) any non compliance with any Environmental Laws related in any way to the Property; (C) any actual or potential Environmental Lien; (D) any required or proposed Remediation of environmental conditions relating to the Property; and (E) any written or oral notice or other communication which Borrower becomes aware from any source whatsoever (including but not limited to a governmental entity) relating in any way to Hazardous Substances or Remediation thereof affecting the Property, possible liability of any person or entity pursuant to any Environmental Law, other environmental conditions in connection with the Property, or any actual or potential administrative or judicial proceedings in connection with he foregoing.

3. Rights of Lender under the Loan Documents with regard to insurance and terms and conditions in the event of casualty, as set forth in Exhibits C-1 and C-3 attached hereto and made a part hereof.

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4. Rights of Lender under the Loan Documents with regard to condemnation, as set forth in Exhibits C-2 and C-3 attached hereto and made a part hereof.

5. Limitations in Loan Documents regarding the assignment or other disposition or transfer (by operation of law or otherwise) by Manager or Borrower of all or any portion of this Agreement to an Affiliate of such assigning party.

(a) Borrower shall not, without the prior written consent of Lender (which consent shall not be unreasonably withheld, conditioned or delayed): surrender, terminate or cancel the Management Agreement or otherwise replace Manager or enter into any other management agreement with respect to the Property (provided, that, the foregoing shall not be deemed to prohibit Manager from sub-contracting some of its responsibilities under the Management Agreement provided that Manager retains responsibility and control of all material management decisions).

6. Cash Management Agreement and Restricted Account Agreement Requirements, including bank account information into which all Property Revenues shall be deposited:

(a) Cash Management Agreement

(i) Establishment of the Accounts.

(1) Borrower has, simultaneously herewith or prior hereto, established an account (the “Restricted Account”) pursuant to the Restricted Account Agreement into which Borrower shall deposit, or cause to be deposited, all Rents and other revenue from the Property. Borrower shall be entitled to the disbursement, on a daily basis, of all funds on deposit in the Restricted Account except during any Cash Management Period, during which the provisions of paragraph (1), below shall control.

(2) Upon or prior to the occurrence of a Cash Management Period, Lender and Agent shall, on behalf of Borrower, establish an Eligible Account with Agent (the “Cash Management Account”). Upon the occurrence of a Cash Management Period and continuing until a Cash Management Period Termination Event, Lender may instruct Bank to cause all sums deposited in the Restricted Account to be deposited each Business Day into the Cash Management Account pursuant to the Restricted Account Agreement. The following subaccounts (each a “Subaccount”) of the Cash Management Account shall be maintained on a ledger-entry basis:

(a) Subaccount for Taxes and Insurance Premiums to be deposited into the Escrow Fund pursuant to Article 3 of the Security Instrument, to the extent applicable (the “Tax and Insurance Escrow Subaccount”).

(b) A Subaccount for amounts to be deposited into the Replacement Reserve (as defined in the Reserve Agreement) pursuant to the Reserve Agreement, to the extent applicable (the “Replacement Reserve Subaccount”);

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(c) A Subaccount for amounts to be deposited into the Leasing Reserve (as defined in the Reserve Agreement) pursuant to the Reserve Agreement, to the extent applicable (the “Leasing Reserve Subaccount”);

(d) A Subaccount for debt service payments to be paid to Lender (the “Debt Service Subaccount”).

(e) A Subaccount for amounts to be deposited in accordance with Section 3.3(f) of the Cash Management Agreement, to the extent applicable (the “Borrower Subaccount”).

(b) Restricted Account Agreement Requirements

(i) Establishment of the Account. Borrower and Bank acknowledge and confirm that Borrower has established with Bank an account with account number 0004-502477.

(ii) Account Name and Characteristics. The Restricted Account shall be in the name of Borrower for the sole and exclusive benefit of Lender or for the benefit of such other person or entity as Lender may direct in writing. Borrower and Bank shall maintain the Restricted Account as an Eligible Account. The Restricted Account shall be assigned the federal tax identification number of Borrower, which number is 20-8341562.

7. All amounts owing by Borrower under the Loan Documents (including debt service, impounds, and reserves) and time for payment out of Property Revenues or, if such Property Revenues are insufficient out of funds provided by Borrower:

(a) Principal Loan Amount: The principal sum of $130,310,000 with an Applicable Interest Rate of 5.387% per annum, upon the Maturity Date.

(b) Escrow Fund: Payments pursuant to Section 1(c) above.

(c) Assessment, Reserve: To the extent that Lender is not in receipt of the Assessment Payment Evidence, Lender may, at Lender’s option, require Borrower for the remainder of the Loan to deposit into an Eligible Account held by Lender or any Servicer appointed by Lender (the “Assessment Reserve”) a monthly amount sufficient to pay the Assessments when due.

(d) Replacement Reserve: Payments pursuant to Section l(d) above.

(e) Lease Termination Reserve: Borrower shall promptly deposit each Lease Termination Payment into an Eligible Account held by Lender or any Servicer appointed by Lender (such account, the “Lease Termination Reserve”).

(f) Deposits to Leasing Reserve. Payments pursuant to Section 1(e) above.

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EXHIBIT C-1

Loan Document Requirements Re: Insurance and Casualty

All references to “Borrower” shall mean and refer to Owner, as defined in this Management Agreement.

(a) Borrower, at its sole cost and expense, for the mutual benefit of Borrower and Lender, shall obtain and maintain, or cause to be maintained, during the entire term of this Security Instrument policies of insurance for Borrower and the Property providing at least the following coverages:

(i) comprehensive all risk insurance (“Special Form”) including, but not limited to, loss caused by any type of windstorm or hail on the Improvements and the Personal Property, (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Security Instrument shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation, but the amount shall in no event be less than the outstanding principal balance of the Loan; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions or to be written on a no co-insurance form; (C) providing for no deductible in excess of Fifty Thousand and No/100 Dollars ($50,000.00) for all such insurance coverage and (D) if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses, coverage for loss due to operation of law in an amount equal to the Full Replacement Cost, coverage for demolition costs and coverage for increased costs of construction. In addition, Borrower shall obtain: (y) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area,” flood hazard insurance in an amount equal to (A) the lesser of (1) the outstanding principal balance of the Note or (2) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended or such lesser amount as Lender shall require plus (B) excess flood insurance in an amount equal to the building value of the first floor of the Improvements plus three (3) months worth of the coverage set forth in subsection (ii) hereof; and (z) earthquake insurance in amounts and in form and substance reasonably satisfactory to Lender in the event the Property is located in an area with a high degree of seismic activity, provided that the insurance required to be maintained pursuant to clauses (y) and (z) above shall be on terms consistent with the Special Form policy required pursuant to this subsection (i). Notwithstanding anything to the contrary in this Security Instrument, the insurance coverage described in the foregoing subparagraphs (y) and (z) shall be required (1) as of the date hereof only if determined to be necessary by Lender based upon its reasonable evaluation of third party reports, and (2) at any time hereafter in the event subsequent third party reports indicate a change in the condition of or circumstances surrounding the Property;

(ii) rental loss insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; (C) in an annual aggregate amount equal to 100% of all rents or estimated gross revenues from the operation of the Property (as reduced to reflect actual vacancies and expenses not incurred during a period of Restoration) and covering rental losses for a period of at least eighteen (18) months after the date of the casualty and notwithstanding that the Policy may expire prior to the end of such period and (D) containing an extended period of indemnity endorsement which provides that after physical loss to the Improvements and the Personal Property has been repaired, the continued loss of income will be insured until such income returns to the same level it was prior to the loss, or the expiration of six (6) months from the date of completion of the Restoration, whichever first occurs and notwithstanding that the policy may expire prior to the end of such period. The amount of such rental loss insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross income from the Property for the succeeding eighteen (18) month period and a five percent (5%) vacancy factor. Provided no Event of Default has occurred and is continuing, all proceeds payable to Lender pursuant to this subsection (the “Rent Loss Proceeds”) shall (i) to the extent such proceeds are not paid in a lump sum in advance, be disbursed by Lender (A) to Borrower provided a Cash Management Period (as defined in the Cash Management Agreement) does not exist or (B) to the extent a Cash Management Period exists, into the Cash Management Account (as defined in the Cash Management Agreement) to be further disbursed in accordance with the applicable terms and conditions of the Cash Management Agreement or (ii) in the event such Rent Loss Proceeds are paid in a lump sum in advance, be held by Lender in a segregated interest-bearing escrow account and Lender shall estimate the number of months required for Borrower to restore the damage caused by the applicable casualty, shall divide the applicable aggregate Rent Loss Proceeds by such number of months and shall, provided no Event of Default has occurred and is continuing, disburse such monthly installment of Rent Loss Proceeds from such escrow account to (A) if a Cash Management Period then exists, the Cash Management Account to be further disbursed in accordance with the applicable terms and conditions of the Cash Management Agreement or (B) if a Cash Management Period does not then exist, Borrower each month during the performance of such Restoration. During the continuance of an Event of Default, all Rent Loss Proceeds shall be held by Lender in the Cash Management Account and may be applied by Lender in the same manner as Rents held therein pursuant to the terms thereof and of the other Loan Documents. Nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in the Note and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such Rent Loss Proceeds;

(iii) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Property coverage form referenced in subsection (i), above, does not otherwise apply, (A) owner’s contingent or protective liability insurance, otherwise known as Owner Contractor’s Protective Liability, covering claims not covered by or under the terms or provisions of the commercial general liability insurance policy in (v) below; and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(iv) comprehensive boiler and machinery insurance, if steam boilers or other pressure-fixed vessels are in operation, in amounts as shall be reasonably required by Lender on

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terms consistent with the commercial property insurance policy required under subsection (i) above;

(v) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than Two Million and No/100 Dollars ($2,000,000.00) in the aggregate and One Million and No/100 Dollars ($1,000,000.00) per occurrence; (B) to continue at not less than the aforesaid limit until reasonably required to be changed by Lender as provided in subsection 3.3(b) below; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability and (5) contractual liability covering the indemnities contained in Section 13.1 to the extent the same is available;

(vi) automobile liability coverage for all owned and non-owned vehicles, if any, used by Borrower in the operation of the Property, including rented and leased vehicles containing minimum limits per occurrence of One Million and No/100 Dollars ($1,000,000.00);

(vii) umbrella liability insurance in an amount not less than Thirty Million and No/100 Dollars ($30,000,000.00) per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above, including, but not limited to, supplemental coverage for workers’ compensation and automobile liability, which umbrella liability coverage shall apply in excess of the automobile liability coverage in clause (vi) above;

(viii) so-called “dramshop” insurance, if applicable, or other liability insurance required in connection with the sale of alcoholic beverages; and

(ix) workers’ compensation, subject to the statutory limits of the state in which the Property is located, and employer’s liability insurance with a limit of at least $1,000,000 per accident and per disease per employee, and $1,000,000 for disease aggregate in respect of any work or operations on or about the Property, or in connection with the Property or its operation (if applicable);

(x) (A) such insurance as may be required pursuant to the terms of the Property Documents and (B) upon sixty (60) days’ written notice, such other reasonable insurance (such as sinkhole or land subsidence insurance) in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located.

(b) All insurance provided for in Section 3.3(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and (i) shall be issued by financially sound and responsible insurance companies reasonably approved by Lender, and authorized or licensed to do business in the state where the Property is located, with (A) general policy ratings of A or better and financial classes of X or better by A.M. Best Company, Inc. and (B) either (i) such insurance companies having claims paying ability/financial strength

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ratings of “A” (or its equivalent) or better by the Rating Agencies or (ii) to the extent that the Policies are issued by a syndicate of not less than five (5) insurance companies each otherwise meeting the requirements set forth herein, sixty percent (60%) of such insurance companies having a claims paying ability/financial strength rating of “A” (or its equivalent) or better by the Rating Agencies (with the first layers of the coverages required hereunder provided by such insurance companies) and the remaining forty percent (40%) of such insurance companies having a claims paying ability/Financial strength rating of “BBB” (or its equivalent) or better by the Rating Agencies; (ii) shall name Borrower as the insured and Lender as an additional insured, as its interests may appear; (iii) in the case of property damage, boiler and machinery and, if required pursuant to the provisions hereof, flood and earthquake insurance, shall contain a so called New York Non Contributory Standard Mortgagee Clause and (other than those strictly limited to liability protection) a Lender’s Loss Payable Endorsement (Form 438 BFU NS), or their equivalents, naming Lender as the person to which all payments made by such insurance company shall be paid; (iv) shall contain a waiver of subrogation against Lender; (v) shall be maintained throughout the term of this Security Instrument without cost to Lender; (vi) shall be assigned and, if requested in writing by Lender, the originals (or duplicate originals certified to be true and correct by the applicable insurer or its agent) delivered to Lender; and (vii) shall contain such provisions, consistent with the provisions hereof, as Lender deems reasonably necessary or desirable to protect its interest including, without limitation, endorsements or clauses providing that (I) neither Borrower, Lender nor any other party shall be a co insurer under said Policies, (II) that Lender shall receive at least ten (10) days prior written notice of any modification, reduction or cancellation of any Policy, (III) no act or negligence of Borrower, or anyone acting for Borrower, or of any tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned, (IV) Lender shall not be liable for any Insurance Premiums (defined below) thereon or subject to any assessments thereunder, and (V) such Policies do not exclude coverage for acts of terror or similar acts of sabotage. Any blanket Policy shall specifically allocate to the Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 3.3(a). Borrower shall pay the premiums for such Policies (the “Insurance Premiums”) as the same become due and payable and shall furnish to Lender evidence of the renewal of each of the new Policies with receipts for the payment of the Insurance Premiums or other evidence of such payment reasonably satisfactory to Lender (provided that such Insurance Premiums have not been paid to Lender or Lender’s servicing agent pursuant to Section 3.5 hereof). If Borrower does not furnish such evidence and receipts at least twenty (20) days prior to the expiration of any apparently expiring Policy, then Lender may procure, but shall not be obligated to procure, such insurance and pay the Insurance Premiums therefor, and Borrower agrees to reimburse Lender for the cost of such Insurance Premiums promptly on demand. Within thirty (30) days after request by Lender, Borrower shall obtain such increases in the amounts of coverage required hereunder as may be reasonably requested by Lender, taking into consideration changes in the value of money over time, changes in liability laws, changes in prudent customs and practices, and the like; provided, however, such increased coverages shall not be requested more frequently than once every three years, and shall only be requested if such coverage is commercially available at commercially reasonable rates and such rates are consistent

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with those paid in respect of comparable properties in comparable locations, and Lender also reasonably determines that either (I) prudent owners of real estate comparable to the Property are maintaining same or (II) prudent institutional lenders (including, without limitation, investment banks) to such owners are generally requiring that such owners maintain such insurance.

(c) If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty, Borrower shall give prompt notice of such damage to Lender and shall promptly commence and diligently prosecute the completion of the repair and restoration of the Property as nearly as possible to the condition the Property was in immediately prior to such fire or other casualty, with such alterations as may be approved by Lender (the “Restoration”) and otherwise in accordance with Section 4.4 of this Security Instrument. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. In case of loss covered by Policies, Lender may either (1) settle and adjust any claim, or (2) allow Borrower to agree with the insurance company or companies on the amount to be paid upon the loss; provided, that (A) provided no Event of Default shall have occurred and be continuing, Borrower may adjust losses aggregating not in excess of the Threshold Amount (defined below) if such adjustment is carried out in a competent and timely manner and (B) if no Event of Default shall have occurred and be continuing, Lender shall not settle or adjust any such claim under clause (1), above, without the consent of Borrower, which consent shall not be unreasonably withheld or delayed. In any case Lender shall and is hereby authorized to collect and receipt for any such insurance proceeds; and the reasonable expenses incurred by Lender in the adjustment and collection of insurance proceeds shall become part of the Debt and be secured hereby and shall be reimbursed by Borrower to Lender upon demand.

FLOOD INSURANCE. After Lender’s request, Borrower shall deliver evidence satisfactory to Lender that no portion of the Improvements is situated in a federally designated “special flood hazard area.” or, if any of the Improvements are located within any such area Borrower will obtain and maintain the insurance required prescribed in Section 3.3 hereof, if required under the terms of that section.

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EXHIBIT C-2

Loan Document Requirements Re: Condemnation

Borrower shall promptly give Lender notice of the actual or threatened commencement of any condemnation or eminent domain proceeding affecting the Land and/or the Improvements and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender is hereby irrevocably appointed as Borrower’s attorney in fact coupled with an interest, with exclusive powers to collect, receive and apply to the Debt (or provide to Borrower to pay for Restoration) any award or payment for any taking accomplished through a condemnation or eminent domain proceeding and, at any time during which an Event of Default has occurred and is continuing, to make any compromise or settlement in connection therewith. All condemnation awards or proceeds shall be either (a) paid to Lender for application against the Debt or (b) applied to Restoration of the Property in accordance with Section 4.4 hereof. Notwithstanding any taking by any public or quasi public authority through eminent domain or otherwise (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Security Instrument and the Debt shall not be reduced until any award or payment therefor shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the award by the condemning authority but shall be entitled to receive out of the award interest at the rate or rates provided herein or in the Note. Any award or payment to be applied to the reduction or discharge of the Debt or any portion thereof may be so applied whether or not the Debt or such portion thereof is then due and payable. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the award or payment, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been or may be sought, recovered or denied, to receive the award or payment, or a portion thereof sufficient to pay the unpaid portion of the Debt.

Notwithstanding anything contained in this Section 3.6 or this Security Instrument to the contrary, but subject to the provisions of Section 4.4, below, Lender may elect to (y) apply the net proceeds of any condemnation award (after deduction of Lender’s reasonable costs and expenses, if any, in collecting the same) in reduction of the Debt in such order and manner as Lender may elect, whether due or not, or (z) make the proceeds available to Borrower for the restoration or repair of the Property. Any implied covenant in this Security Instrument restricting the right of Lender to make such an election is waived by Borrower. In addition, Borrower hereby waives the provisions of any law prohibiting Lender from making such an election.

EXHIBIT C-3

RESTORATION AFTER CASUALTY/CONDEMNATION.

In the event of a casualty or a taking by eminent domain, the following provisions shall apply in connection with the Restoration of the Property:

(d) If the Net Proceeds (defined below) shall be less than the Threshold Amount (defined below) and the costs of completing the Restoration shall be less than the Threshold Amount, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Subsection 4.4(b)(i) are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Security Instrument. As used herein, the term “Threshold Amount” shall mean (i) for any period that the Sponsorship Condition (defined below) remains satisfied, an amount equal to seven percent (7%) of the original aggregate principal amount of the Loan and (ii) for any period that the Sponsorship Condition is not satisfied, an amount equal to five percent (5%) of the original aggregate principal amount of the Loan. As used herein, the term “Sponsorship Condition” shall mean a condition which shall be deemed satisfied so long as Sponsor owns a 51% direct and/or indirect interest in Borrower and Controls Borrower.

(e) If the Net Proceeds are equal to or greater than the Threshold Amount or the costs of completing the Restoration is equal to or greater than the Threshold Amount, Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Subsection 4.4(b); provided, that, with the exception of Section 4.4(b)(i), the following subsections of this Section 4.4(b) shall not be deemed to apply to any Net Proceeds to be disbursed pursuant to Section 4.4(a) above. The term “Net Proceeds” for purposes of this Section 4.4 shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Subsection 3.3(a)(i), (iii), (iv) and (ix) of this Security Instrument as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting the same or (ii) the net amount of all awards and payments received by Lender with respect to a taking referenced in Section 3.6 of this Security Instrument, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting the same, whichever the case may be.

(i) The Net Proceeds shall be made available to Borrower for the Restoration provided that each of the following conditions are met: (A) no Event of Default shall have occurred and be continuing under the Note, this Security Instrument or any of the other Loan Documents or an event which after the passage of time or the giving of notice would constitute an Event of Default; (B) Borrower shall deliver or cause to be delivered to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, reasonably satisfactory to Lender; (C) the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s reasonable discretion to cover the cost of the Restoration; (D) Borrower shall deliver to Lender, at its expense, the proceeds of the insurance described in Subsection 3.3(a)(ii) hereof (which such proceeds shall be held and disbursed in accordance with Subsection 3.3(a)(ii) hereof); (E)

Borrower shall commence the Restoration as soon as reasonably practicable and shall diligently pursue the same to satisfactory completion; (F) Lender shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note at the Applicable Interest Rate (as defined in the Note), which will be incurred with respect to the Property as a result of the occurrence of any such fire or other casualty or taking, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Subsection 3.3(a)(ii), if applicable, or (3) by other funds of Borrower which are deposited with Lender prior to the commencement of the Restoration; (G) Lender shall be satisfied that, upon the completion of the Restoration and following a rent-up period from the time such Restoration is complete through the date which is three (3) months prior to the expiration of the rental loss insurance coverage maintained by Borrower pursuant to Section 3.3(a)(ii) above, the (1) fair market value of the Property, as reasonably determined by Lender, is equal to or greater than the fair market value of the Property immediately prior to the casualty or condemnation, and (2) gross cash flow and the net cash flow of the Property will be restored to a level sufficient to cover all carrying costs and operating expenses of the Property, including, without limitation, a Debt Service Coverage Ratio of at least 1.00 to 1,00; (H) Lender shall be reasonably satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date (as defined in the Note), (2) one (1) year after the occurrence of such fire or other casualty or taking, whichever the case may be, or (3) such time as may be required under (I) the Property Documents and (II) applicable zoning laws, ordinances, rules or regulations in order to repair and restore the Property to the condition it was in immediately prior to such fire or other casualty or to as nearly as possible the condition it was in immediately prior to such taking, as applicable; (I) the Property and the use thereof after the Restoration will be in compliance with and permitted under (I) the Property Documents and (II) all applicable zoning laws, ordinances, rules and regulations; (J) the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with (I) the Property Documents and (II) all applicable governmental laws, rules and regulations (including, without limitation, all applicable Environmental Laws (defined below)); (K) such fire or other casualty or taking, as applicable, does not result in a loss of access to the Property or the Improvements which will exist following Restoration; (L) (1) in the event the Net Proceeds are insurance proceeds, less than thirty-five percent (35%) of each of (i) fair market value of the Property as reasonably determined by Lender, and (ii) rentable area of the Property has been damaged, destroyed or rendered unusable as a result of a casualty or (2) in the event the Net Proceeds are condemnation proceeds, less than fifteen percent (15%) of each of (i) the fair market value of the Property as reasonably determined by Lender and (ii) rentable area of the Property is taken and such land is located along the perimeter or periphery of the Property; (M) the Required Leases (defined below) shall remain in full force and effect during and after the completion of the Restoration and (N) the Property Documents will remain in full force and effect during and after the Restoration and a Property Document Event shall not occur as a result of the applicable casualty, condemnation and/or Restoration. Lender agrees to use due diligence and good faith efforts to process its determination of Borrower’s compliance with the requirements of this Paragraph 4.4(b)(i) as promptly as possible, recognizing the need for a quick determination in order to avoid delay in Restoration of the Property. As used above, the term “Required Leases” shall mean Leases encumbering, in the aggregate, 65% of the rentable square footage at the Property.

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(ii) The Net Proceeds shall be held by Lender, and until disbursed in accordance with the provisions of this Subsection 4.4(b), shall constitute additional security for the Obligations. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower on a monthly basis during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Lender that (A) all materials installed and work and labor performed to date (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialmen’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property (other than items being disputed by Borrower in accordance with Borrower’s contest rights contained in Section 3.12 hereof) arising out of the Restoration which have not either been fully bonded to the reasonable satisfaction of Lender and discharged of record or in the alternative fully insured to the reasonable satisfaction of Lender by the title company insuring the lien of this Security Instrument.

(iii) All plans and specifications required in connection with the Restoration shall be subject to prior reasonable review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to prior reasonable review and acceptance by Lender and the Casualty Consultant. All reasonable costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, the Casualty Consultant’s fees, shall be paid by Borrower. Lender shall not require Borrower to pay attorney’s fees and expenses in connection therewith unless such process involves unusual circumstances that cannot reasonably be handled by Lender (or its Servicer) in-house and which otherwise reasonably justify the need for counsel.

(iv) In no event shall Lender be obligated to make disbursements of the Net Proceeds under this Subsection 4.4(b) in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” as used in this Subsection 4.4(b) shall mean an amount equal to 10% of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until such time as the Casualty Consultant certifies to Lender that 50% of the required Restoration has been completed. There shall be no Casualty Retainage with respect to costs actually incurred by Borrower for work in place in completing the last 50% of the required Restoration. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Subsection 4.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Subsection 4.4(b) and that all approvals necessary for the re occupancy and use of the Property have been obtained from all appropriate governmental and quasi governmental authorities, and Lender receives evidence reasonably satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage, provided, however, that Lender will release the portion of the Casualty Retainage

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being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, and the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company insuring the lien of this Security Instrument. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender in an interest-bearing account before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Subsection 4.4(b) shall constitute additional security for the Obligations.

(vii) With respect to Restorations related to casualties, the excess, if any, of the Net Proceeds, and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Subsection 4.4(b), and the receipt by Lender of evidence reasonably satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing under the Note, this Security Instrument or any of the other Loan Documents.

(f) All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Subsection 4.4(b)(vii) may, at Lender’s election, be retained and applied by Lender toward the payment of the principal balance of the Debt whether or not then due and payable, either in whole or in part, or disbursed to Borrower. If Lender shall receive and retain Net Proceeds, as permitted above, the lien of this Security Instrument shall be reduced only by the amount thereof received and retained by Lender and actually applied by Lender in reduction of the Debt. Notwithstanding the foregoing, if Lender does not make the Net Proceeds available for Restoration, Lender shall allow Borrower to prepay the Debt in whole (but not in part) at par, without penalty or premium, provided, that, (A) such prepayment is made by Borrower by no later than the date which is sixty (60) days prior to the expiration of the rental loss insurance coverage maintained by Borrower pursuant to Section 3.3(a)(ii) above, (B) no Event of Default is continuing and (C) if such prepayment is made on a date other than a Monthly Payment Date, Borrower pays Lender, concurrently with such

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prepayment, a sum equal to the amount of interest which would have accrued on the Note if such prepayment had occurred on the next occurring Monthly Payment Date.

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